UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

(POST EFFECTIVE AMENDMENT NO. 1

TO FORM S-1/A)

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

OPTIMIZERX CORP.

(Exact name of registrant as specified in its charter)

Nevada	7389	26-1265381
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

400 Water Street, Suite 200 Rochester, MI 48307 (248) 651-6568		Doney Ventures, Inc. 4955 S. Durango Rd., Ste. 165 Las Vegas, NV 89113 (702) 982-5686
(Address, including zip code, and telephone number, including area code, of principal executive offices)		(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public:

From time to time after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐		Accelerated filer	☐

Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☒

Pursuant to Rule 429 under the Securities Act of 1933, the prospectus included in this Registration Statement is a combined prospectus relating to 804,139 shares of common stock issuable upon the exercise of warrants held by placement agents in our March 2014 Private Placement, which were registered for a fee of $179.41 on Registration Statement No. 333-195210 previously filed by us on Form S-1 and declared effective May 28, 2014. There are no other shares outstanding under Registration Statement No. 333-195210. This Registration Statement, which is a new registration statement, also constitutes a Post-Effective Amendment on Form S-1 to such Registration Statement No. 333-195210, and such post-effective amendment shall hereafter become effective concurrently with the effectiveness of this Registration Statement in accordance with Section 8(c) of the Securities Act of 1933.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THE REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

With copies to:

Scott Doney, Esq.

The Doney Law Firm

4955 S. Durango Rd. Ste 165

Las Vegas, NV 89113

Telephone: (702) 982-5686

Explanatory Note

On May 4, 2015, we filed with the Securities and Exchange Commission a registration statement on Form S-1 (File No. 333-203820), which was amended by a pre-effective amendment filed on June 1, 2015, to register the offer and sale of 849,139 shares of our common stock, $0.001 par value per share, of which 804,139 shares of common stock are issuable upon the exercise of warrants.

The Registration Statement was declared effective by the Commission on June 16, 2015.

This Post-Effective Amendment No. 1 to the Form S-1/A is being filed to include a revised audit opinion from our independent auditor, KLJ & Associates, LLP. All securities offered hereby are being offered on a delayed or continuous basis. We are not registering any additional securities under this Post-Effective Amendment. All filing fees payable in connection with the registration of these securities were previously paid by us in connection with the filing of the Form S-1.

The information in this prospectus is not complete and may be changed. This prospectus is included in a registration statement that we filed with the Securities and Exchange Commission. The Selling Shareholders cannot sell these securities under this registration statement until this registration statement becomes effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated September 29, 2015

PROSPECTUS

OPTIMIZERX CORP.

849,139 Shares of Common Stock

This prospectus relates to the resale by the Selling Shareholders of up to 849,139 shares of our Common Stock, par value $0.001 per share (the “Common Stock”). Of the Common Stock offered herein, 804,139 shares are issuable upon the exercise of warrants held by placement agents that were issued in connection with our March 2014 Private Placement (described below) and 45,000 shares that were issued to Merriman Capital, Inc. under an Advisory Agreement dated February 23, 2015.

The Selling Shareholders may offer and sell or otherwise dispose of the shares described in this prospectus from time to time through public or private transaction at prevailing market prices, at prices related to such prevailing market prices, at varying prices determined at the time of sale, at negotiated prices, or at fixed prices. See “Plan of Distribution” beginning on page 11  for more information.

We will not receive any of the proceeds from the Common Stock sold by the Selling Shareholders, unless the warrants described herein are issued for cash and not on a cashless basis.

We have agreed to pay certain expenses in connection with this registration statement and to indemnify the Selling Shareholders against certain liabilities. The Selling Shareholders will pay all underwriting discounts and selling commissions, if any, in connection with the sale of the shares of Common Stock.

Our Common Stock is traded on the OTCQB under the symbol “OPRX.” On September 29, 2015, the last reported sale price of our Common Stock was $0.99 per share.

Investing in our common stock involves risks. See "Risk Factors" beginning on page 4.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus September 29, 2015

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement we filed with the Securities and Exchange Commission, or the SEC. Under this registration process, the selling shareholders may, from time to time, offer and sell up to 849,139 shares of our common stock, as described in this prospectus, in one or more offerings. This prospectus provides you with a general description of the securities the selling shareholders may offer. You should read this prospectus carefully before making an investment decision.

You may only rely on the information contained in this prospectus or that we have referred you to. We have not authorized anyone to provide you with additional or different information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the shares of our common stock offered by this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any common stock in any circumstances or any jurisdiction in which such offer or solicitation is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus regardless of the time of delivery of this prospectus or any sale of our common stock. The rules of the SEC may require us to update this prospectus in the future.

As used in this prospectus, unless the context requires otherwise, the terms “we”, “us”, “our”, or “the Company” refer to OptimizeRx Corp. and its subsidiaries on a consolidated basis. References to “Selling Shareholders” refer to those shareholders listed herein under “Selling Shareholders” and their successors, assignees and permitted transferees.

ABOUT FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), about the Company and its subsidiaries. These forward-looking statements are intended to be covered by the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not statements of historical fact, and can be identified by the use of forward-looking terminology such as “believes”, “expects”, “may”, “will”, “could”, “should”, “projects”, “plans”, “goal”, “targets”, “potential”, “estimates”, “pro forma”, “seeks”, “intends”, or “anticipates” or the negative thereof or comparable terminology. Forward-looking statements include discussions of strategy, financial projections, guidance and estimates (including their underlying assumptions), statements regarding plans, objectives, expectations or consequences of various transactions, and statements about the future performance, operations, products and services of the Company and its subsidiaries. We caution our shareholders and other readers not to place undue reliance on such statements.

Our businesses and operations are and will be subject to a variety of risks, uncertainties and other factors. Consequently, actual results and experience may materially differ from those contained in any forward-looking statements. Such risks, uncertainties and other factors that could cause actual results and experience to differ from those projected include, but are not limited to, the risk factors set forth in the section entitled “Risk Factors” beginning on page 4 of this prospectus.

All written or oral forward-looking statements attributable to us or any person acting on our behalf made after the date of this prospectus are expressly qualified in their entirety by the risk factors and cautionary statements contained in and incorporated by reference into this prospectus. Unless legally required, we do not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

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SUMMARY

The following summary highlights selected information contained elsewhere in this prospectus and in the documents incorporated by reference in this prospectus and does not contain all the information you will need in making your investment decision. You should read carefully this entire prospectus and the documents incorporated by reference in this prospectus before making an investment decision, especially the information presented under the heading “Risk Factors.”

Business Summary

We provide unique consumer and physician platforms and strategies to help patients better afford and comply with their medicines and healthcare products, while offering pharmaceutical and healthcare companies more effective ways to expand physician and patient awareness, access and adherence to their medications and available product support.

Our core product offering is our SampleMD™ software application which delivers an automated system that replaces traditional physical drug samples by enabling doctors or other healthcare providers to automatically print and electronically distribute sample vouchers or co-pay discount coupons within their ePrescribing/ EHR (electronic health record) system or from their computer desktops. Through SampleMD, pharmaceutical and biotech manufacturers have a digital paperless platform to directly offer patient's critical cost savings, patient education and adherence tools-- right at point of prescribing.

Our consumer support website, www.OPTIMIZERx.com and our subscriber base exceeding 2.5 million patients , continues to grow each month and we believe is quickly becoming the preferred way to access branded prescription vouchers, co-pay savings and other support programs.

The Shares Underlying Warrants Issued in Connection With the March 2014 Private Placement Financing

On March 17, 2014 (the “March 2014 Private Placement”), we entered into a Stock Purchase Agreement (the “Purchase Agreement”) with certain accredited investors (the “Purchasers”) pursuant to which we: (i) sold to the Purchasers an aggregate of 8,333,333 shares of our Common Stock at a price per share of $1.20 (the “Common Shares”) for aggregate gross proceeds of $10 million and (ii) issued warrants to purchase up to 804,139 shares of the our Common Stock to our placement agents (the “Agent Warrants”). Placement Agents also received commissions equal to approximately 9.7% of the gross proceeds, for an aggregate commission of approximately $970,000, including reimbursements for their reasonable out of pocket expenses.

Pursuant to Rule 429 under the Securities Act of 1933, the prospectus included in this Registration Statement is a combined prospectus relating to the Agent Warrants, which were registered for a fee of $179.41 on Registration Statement No. 333-195210 previously filed by the Registrant on Form S-1 and declared effective May 28, 2014. There are no other shares outstanding under Registration Statement No. 333-195210. This Registration Statement, which is a new registration statement, also constitutes a Post-Effective Amendment on Form S-1 to such Registration Statement No. 333-195210, and such post-effective amendment shall hereafter become effective concurrently with the effectiveness of this Registration Statement in accordance with Section 8(c) of the Securities Act of 1933.

The Shares Issued in Connection with the Merriman Capital, Inc. Advisory Agreement

On February 23, 2015, we entered into an advisory agreement (the “Advisory Agreement”) with Merriman Capital, Inc. (“Merriman”). In exchange for advisory services pertaining to capital market interactions, we agreed to issue to Merriman 45,000 shares of common stock upon execution of the Advisory Agreement, with 45,000 additional shares of common stock due on or before August 15, 2015 and 60,000 shares of common stock as a bonus if we successfully up-list to a national exchange.

In August 2015, we and Merriman agreed to terminate the Advisory Agreement as it pertains to the issuance of any additional shares. We have issued and delivered to Merriman the 45,000 initial shares, which are being registered herein as a condition of the Advisory Agreement (the “Advisory Shares”). The sale of these shares has been completed and Merriman bears the market risk in connection with these shares.

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The Offering

Common stock offered by the Selling Shareholders	849,139 shares of common stock, consisting of Agent Warrants to purchase up to 804,139 shares of our common stock and 45,000 Advisory Shares of our common stock.

Selling Shareholders	See “Selling Shareholders” beginning on page 9.

Common stock outstanding	28,960,925 shares of common stock as of September 29, 2015.

Use of proceeds	We will not receive any proceeds from the sale or other disposition of the shares of common stock covered by this prospectus. However, upon any exercise of the Agent Warrants for cash, such Selling Shareholders would pay us the exercise price of the warrants. Cash received from exercise of Agent Warrants will be used for general corporate purposes. Additionally, the Warrants are exercisable on a cashless basis. If any Agent Warrants are exercised on a cashless basis, we would not receive any cash payment from such Selling Shareholders upon any exercise of such Agent Warrants. See “Use of Proceeds” on page 9.

OTC Bulletin Board Symbol	Our Common Stock is quoted on the OTCQB under the ticker symbol “OPRX”.

Risk Factors	You should consider the matters set forth under “Risk Factors” beginning on page 4, as well as other cautionary statements throughout or incorporated by reference in this prospectus, before deciding to invest in shares of our common stock.

Summary Financial Information

Balance Sheet Data	December 31, 2014	December 31, 2013	June 30, 2015
Cash	$3,446,973	$1,118,243	$3,645,979
Total Assets	$7,028,806	$3,952,765	$6,981,962
Liabilities	$2,418,722	$2,284,563	$2,279,242
Total Stockholders’ Equity	$4,610,084	$1,668,202	$4,702,720

Statement of Operations	Year Ended December 31, 2014	Year Ended December 31, 2013	Six Months Ended June 30, 2015	Six Months Ended June 30, 2014 (restated)
Revenue	$6,502,962	$4,679,741	$3,193,010	$2,716,236
Income (Loss) for the Period	$(1,025,393)	$(267,290)	$(268,426)	$(961,733)

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RISK FACTORS

Readers and prospective investors in our common stock should carefully consider the following risk factors as well as the other information contained or incorporated by reference in this prospectus.

If any of the following risks actually occurs, our financial condition, results of operations and liquidity could be materially adversely affected. If this were to happen, the value of our common stock could decline, and if you invest in our common stock, you could lose all or part of your investment.

The discussion below highlights some important risks we have identified related to our business and operations and an investment in shares of our common stock, but these should not be assumed to be the only factors that could affect our future performance and condition, financial and otherwise. We do not have a policy of updating or revising forward-looking statements except as otherwise required by law, and silence by management over time should not be construed to mean that actual events are occurring as estimated in such forward-looking statements.

Risks Relating to Business and Financial Condition

Because we have historically experienced losses, if we are unable to achieve profitability, our financial condition and company could suffer.

Since the inception of our business we have historically incurred losses. While we have increased revenues significantly, we have not yet been able to achieve profitability due to significant investments in our growth. Our ability to achieve consistent profitability depends on our ability to generate sales through our technology platform and advertising model, while maintaining reasonable expense levels. If we do not achieve sustainable profitability, it may impact our ability to continue our operations.

Our business and growth may suffer if we are unable to attract and retain key employees.

Our success depends on the expertise of our executive officers and certain other key technical personnel. It may be difficult to find sufficiently qualified individuals to replace management or other key technical personnel in the event of death, disability or resignation, thus frustrating our ability to implement our business plan, which could negatively affect our operating results.

Furthermore, our ability to expand operations to accommodate our anticipated growth will also depend on our ability to attract and retain qualified media, management, finance, marketing, sales and technical personnel. However, competition for these types of employees is intense due to the limited number of qualified professionals. Our ability to meet our business development objectives will depend in part on our ability to recruit, train and retain top quality people with advanced skills who understand our technology and business. We believe that we will be able to attract competent employees, but no assurance can be given that we will be successful in this regard. If we are unable to engage and retain the necessary personnel, our business may be materially and adversely affected.

Our failure to obtain retain or attract additional customers could prevent us from successfully executing our business plan.

We currently work with many leading pharmaceutical companies, including Pfizer, Eli Lilly, Auxilium, Actavis, AstraZeneca, Alcon, Daichi Sankyo, Shire, Activis, and others. Our failure to retain existing customers or expand with new customers could negatively impact our business.

We are dependent on a concentrated group of customers

Our revenues are concentrated in approximately 25 customers, primarily large pharmaceutical manufacturers and large advertising agencies. Approximately 64% of our revenue came from our largest five customers. Loss of one or more of these customers could have a significant negative impact on our operating results.

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We may be unable to support our technology to further scale our operations successfully.

Our plan is to grow rapidly through further integration of our technology in electronic platforms. Our growth will place significant demands on our management and technology development, as well as our financial, administrative and other resources. We cannot guarantee that any of the systems, procedures and controls we put in place will be adequate to support the commercialization of our operations. Our operating results will depend substantially on the ability of our officers and key employees to manage changing business conditions and to implement and improve our financial, administrative and other resources. If we are unable to respond to and manage changing business conditions, or the scale of our products, services and operations, then the quality of our services, our ability to retain key personnel and our business could be harmed.

If we are unable to maintain our contracts with electronic prescription platforms, our business will suffer.

We are reliant upon our contracts with leading electronic prescribing platforms, including Allscripts, Dr. First, Quest Diagnostics, and others. We will need to maintain these relationships as well as diversify them. The inability to do so could adversely impact our business. Loss of any of these contracts would adversely affect our revenue and impede our ability to grow revenues.

Our agreements with electronic prescription platforms are subject to audit, which could subject us to additional costs that might affect our results of operations.

Our agreements with our electronic prescription platform partners provide for revenue sharing payments to the platform partners based on the revenue we generate through the platform. These payments are subject to audit by our partners, at their cost, and if there is a dispute as to the calculation, we may be liable for additional payments. If an underpayment is determined to be in excess of a certain amount, for example 10%, some agreements would require us to pay for the cost of the audit, as well.

Developing and implementing new and updated applications, features and services for our portals may be more difficult than expected, may take longer and cost more than expected and may not result in sufficient increases in revenue to justify the costs.

We have completed the development and migration of SampleMD 2.0’s on-demand, rule based content delivery platform. The system can now manage up to 1 million rules and return the appropriate content within 1 second. This allows unsurpassed response time to avoid delays, and the ability to meet the upcoming dramatic scale we expect. Despite the launch of Sample MD 2.0, attracting and retaining users of our portals requires us to continue to improve the technology underlying those portals and to continue to develop new and updated applications, features and services for those portals. If we are unable to do so on a timely basis or if we are unable to implement new applications, features and services without disruption to our existing ones, we may lose potential users and clients. The costs of development of these enhancements may negatively impact our ability to achieve profitability.

We rely on a combination of internal development, strategic relationships, licensing and acquisitions to develop our portals and related applications, features and services. Our development and/or implementation of new technologies, applications, features and services may cost more than expected, may take longer than originally expected, may require more testing than originally anticipated and may require the acquisition of additional personnel and other resources. There can be no assurance that the revenue opportunities from any new or updated technologies, applications, features or services will justify the amounts spent.

If we are unable to adhere to the regulatory and competitive climate in which we operate, we could be materially and negatively impacted.

Do to the labyrinth of regulations in healthcare space, state and federal, as well as political sensitivity of healthcare delivery our business model could be negatively impacted or fail.

The markets in which we operate are competitive, continually evolving and, in some cases, subject to rapid change.

●	Our portals face competition from numerous other companies, both in attracting users and in generating revenue from advertisers and sponsors. We compete for users with online services and Web sites that provide savings on medications and healthcare products, including both commercial sites and not-for-profit sites. We compete for advertisers and sponsors with: health-related web sites; general purpose consumer web sites that offer specialized health sub-channels; other high-traffic web sites that include both healthcare-related and non-healthcare-related content and services; search engines that provide specialized health search; and advertising networks that aggregate traffic from multiple sites.

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●	Our healthcare provider portals compete with: providers of healthcare decision-support tools and online health management applications; wellness and disease management vendors; and health information services and health management offerings of healthcare benefits companies and their affiliates.

Many of our competitors have greater financial, technical, product development, marketing and other resources than we do. These organizations may be better known than we are and have more customers or users than we do. We cannot provide assurance that we will be able to compete successfully against these organizations or any alliances they have formed or may form. Since there are no substantial barriers to entry into the markets in which our public portals participate, we expect that competitors will continue to enter these markets.

Developments in the healthcare industry could adversely affect our business

Most of our revenue is derived from the healthcare industry and could be affected by changes affecting healthcare spending. We are particularly dependent on pharmaceutical, biotechnology and medical device companies for our advertising and sponsorship revenue.

General reductions in expenditures by healthcare industry participants could result from, among other things:

government regulation or private initiatives that affect the manner in which healthcare providers interact with patients, payers or other healthcare industry participants, including changes in pricing or means of delivery of healthcare products and services;

●	government regulation prohibiting the use of coupons by patients covered by federally funded health insurance programs;

●	consolidation of healthcare industry participants;

●	reductions in governmental funding for healthcare; and

●	adverse changes in business or economic conditions affecting healthcare payers or providers, pharmaceutical, biotechnology or medical device companies or other healthcare industry participants.

Even if general expenditures by industry participants remain the same or increase, developments in the healthcare industry may result in reduced spending in some or all of the specific market segments that we serve or are planning to serve. For example, use of our products and services could be affected by:

●	changes in the design of health insurance plans;

●	a decrease in the number of new drugs or medical devices coming to market; and

●	decrease in marketing expenditures by pharmaceutical or medical device companies, including as a result of governmental regulation or private initiatives that discourage or prohibit advertising or sponsorship activities by pharmaceutical or medical device companies.

In addition, our customers’ expectations regarding pending or potential industry developments may also affect their budgeting processes and spending plans with respect to products and services of the types we provide.

The healthcare industry has changed significantly in recent years and we expect that significant changes will continue to occur. However, the timing and impact of developments in the healthcare industry are difficult to predict. We cannot assure you that the markets for our products and services will continue to exist at current levels or that we will have adequate technical, financial and marketing resources to react to changes in those markets.

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Because we are embroiled in various lawsuits from time to time with uncertain consequences, the outcome of potential judgments may negatively affect our financial condition and results of operations.

We are currently involved in litigation and other disputes, as described in Item 3 of this report. As we continue to grow, we can expect to have to deal with lawsuits that affect our business. Lawsuits are uncertain and involve a substantial degree of risk. If we are unable to successfully prosecute or defend these actions, our financial condition and results of operations could suffer.

Our success is dependent in part on obtaining, maintaining and enforcing our proprietary rights and our ability to avoid infringing on the proprietary rights of others.

We seek patent protection for those inventions and technologies for which we believe such protection is suitable and is likely to provide a competitive advantage to us. Because patent applications in the United States are maintained in secrecy until either the patent application is published or a patent is issued, we may not be aware of third-party patents, patent applications and other intellectual property relevant to our products that may block our use of our intellectual property or may be used in third-party products that compete with our products and processes. In the event a competitor or other party successfully challenges our products, processes, patents or licenses or claims that we have infringed upon their intellectual property, we could incur substantial litigation costs defending against such claims, be required to pay royalties, license fees or other damages or be barred from using the intellectual property at issue, any of which could have a material adverse effect on our business, operating results and financial condition.

We also rely substantially on trade secrets, proprietary technology, nondisclosure and other contractual agreements, and technical measures to protect our technology, application, design, and manufacturing know-how, and work actively to foster continuing technological innovation to maintain and protect our competitive position. We cannot assure you that steps taken by us to protect our intellectual property and other contractual agreements for our business will be adequate, that our competitors will not independently develop or patent substantially equivalent or superior technologies or be able to design around patents that we may receive, or that our intellectual property will not be misappropriated.

Our business will suffer if our network systems fail or become unavailable.

A reduction in the performance, reliability and availability of our network infrastructure would harm our ability to distribute our products to our users, as well as our reputation and ability to attract and retain customers. Our systems and operations could be damaged or interrupted by fire, flood, power loss, telecommunications failure, Internet breakdown, earthquake and similar events. Our systems could also be subject to viruses, break-ins, sabotage, acts of terrorism, acts of vandalism, hacking, cyber-terrorism and similar misconduct. We might not carry adequate business interruption insurance to compensate us for losses that may occur from a system outage. Any system error or failure that causes interruption in availability of our product or an increase in response time could result in a loss of potential customers, which could have a material adverse effect on our business, financial condition and results of operations. If we suffer sustained or repeated interruptions, then our products and services could be less attractive to our users and our business would be materially harmed.

If we are unable to manage growth, our operations could be adversely affected.

Our progress is expected to require the full utilization of our management, financial and other resources. Our ability to manage growth effectively will depend on our ability to improve and expand operations, including our financial and management information systems, and to recruit, train and manage personnel. There can be no absolute assurance that management will be able to manage growth effectively.

If we do not properly manage the growth of our business, we may experience significant strains on our management and operations and disruptions in our business. Various risks arise when companies and industries grow quickly. If our business or industry grows too quickly, our ability to meet customer demand in a timely and efficient manner could be challenged. We may also experience development delays as we seek to meet increased demand for our products. Our failure to properly manage the growth that we or our industry might experience could negatively impact our ability to execute on our operating plan and, accordingly, could have an adverse impact on our business, our cash flow and results of operations, and our reputation with our current or potential customers.

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Our business is subject to changing regulation of corporate governance and public disclosure.

Because our common stock is publicly traded, we are subject to certain rules and regulations of federal and state entities charged with the protection of investors and the oversight of companies whose securities are publicly traded. These entities have continued to develop additional regulations and requirements in response to laws enacted by Congress, most notably the Sarbanes-Oxley Act of 2002. Complying with these new regulations has resulted in, and is likely to continue to result in, increased general and administrative costs and a diversion of management time and attention from revenue generating and other business activities to compliance activities.

Risks Relating to Our Securities

If a market for our common stock does not develop, shareholders may be unable to sell their shares.

Our common stock is quoted under the symbol “OPRX” on the OTCQB operated by OTC Markets Group, Inc., an electronic inter-dealer quotation medium for equity securities. We do not currently have an active trading market. There can be no assurance that an active and liquid trading market will develop or, if developed, that it will be sustained.

Our securities are very thinly traded. Accordingly, it may be difficult to sell shares of our common stock without significantly depressing the value of the stock. Unless we are successful in developing continued investor interest in our stock, sales of our stock could continue to result in major fluctuations in the price of the stock.

Because we are subject to the “Penny Stock” rules, the level of trading activity in our stock may be reduced.

The Securities and Exchange Commission has adopted regulations which generally define "penny stock" to be any listed, trading equity security that has a market price less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exemptions. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer must also provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. In addition, the penny stock rules generally require that prior to a transaction in a penny stock, the broker-dealer make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules which may increase the difficulty Purchasers may experience in attempting to liquidate such securities.

We do not expect to pay dividends in the foreseeable future. Any return on investment may be limited to the value of our common stock.

We do not anticipate paying cash dividends on our common stock in the foreseeable future. The payment of dividends on our common stock will depend on earnings, financial condition and other business and economic factors affecting it at such time as the board of directors may consider relevant. If we do not pay dividends, our common stock may be less valuable because a return on your investment will occur only if our stock price appreciates.

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Provisions in the Nevada Revised Statutes and our Bylaws could make it very difficult for an investor to bring any legal actions against our directors or officers for violations of their fiduciary duties or could require us to pay any amounts incurred by our directors or officers in any such actions.

Members of our board of directors and our officers will have no liability for breaches of their fiduciary duty of care as a director or officer, except in limited circumstances, pursuant to provisions in the Nevada Revised Statutes and our Bylaws as authorized by the Nevada Revised Statutes. Specifically, Section 78.138 of the Nevada Revised Statutes provides that a director or officer is not individually liable to the company or its shareholders or creditors for any damages as a result of any act or failure to act in his or her capacity as a director or officer unless it is proven that (1) the director’s or officer’s act or failure to act constituted a breach of his or her fiduciary duties as a director or officer and (2) his or her breach of those duties involved intentional misconduct, fraud or a knowing violation of law. This provision is intended to afford directors and officers protection against and to limit their potential liability for monetary damages resulting from suits alleging a breach of the duty of care by a director or officer. Accordingly, you may be unable to prevail in a legal action against our directors or officers even if they have breached their fiduciary duty of care. In addition, our Bylaws allow us to indemnify our directors and officers from and against any and all costs, charges and expenses resulting from their acting in such capacities with us. This means that if you were able to enforce an action against our directors or officers, in all likelihood, we would be required to pay any expenses they incurred in defending the lawsuit and any judgment or settlement they otherwise would be required to pay. Accordingly, our indemnification obligations could divert needed financial resources and may adversely affect our business, financial condition, results of operations and cash flows, and adversely affect prevailing market prices for our common stock.

USE OF PROCEEDS

All of the shares of common stock covered by this prospectus are being sold by the Selling Shareholders. See “Selling Shareholders” below. We will not receive any proceeds from these sales of shares of our common stock. A portion of the shares covered by this prospectus are issuable upon exercise of the Agent Warrants to purchase our common stock. Upon any exercise of the Agent Warrants for cash, such Selling Shareholders would pay us the exercise price of the warrants. Cash received from exercise of Agent Warrants will be used for general corporate purposes. Additionally, the Warrants are exercisable on a cashless basis. If any Agent Warrants are exercised on a cashless basis, we would not receive any cash payment from such Selling Shareholders upon any exercise of such Agent Warrants.

The Selling Shareholders will pay any underwriting discounts and commissions and expenses incurred by the Selling Shareholders for brokerage, accounting, tax, or legal services or any other expenses incurred by the Selling Shareholders in disposing of the shares. We will bear all other costs, fees, and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees, and fees and expenses of our counsel and our accountants.

DETERMINATION OF OFFERING PRICE

The Selling Shareholders will determine at what price they may sell the offered shares, and such sales may be made at prevailing market prices, or at privately negotiated prices.

SELLING SHAREHOLDERS

We have prepared this prospectus to allow the Selling Shareholders or their successors, assignees or other permitted transferees to sell or otherwise dispose of, from time to time, up to 849,139 shares of our Common Stock. Of the shares of common stock being offered under this prospectus 804,139 shares are able to be acquired pursuant to the Agent Warrants we issued in connection with our March 2014 Private Placement, which Agent Warrants are currently exercisable. The remaining 45,000 Advisory Shares were issued in connection with an Advisory Agreement with Merriman. We have issued and delivered to Merriman the 45,000 shares of common stock that were earned under the Advisory Agreement as of the date of execution.

The Agent Warrants and Advisory Shares were sold pursuant to an exemption from registration provided by Rule 506 of Regulation D under the Securities Act. In connection therewith, the investors made to us certain representations, warranties, covenants, and conditions customary for private placement investments.

The table below presents information regarding the Selling Shareholders and the shares of our Common Stock that they may sell or otherwise dispose of from time to time under this prospectus. Percentages of beneficial ownership are based upon 28,960,925 shares of Common Stock issued and outstanding as of September 29, 2015. Beneficial ownership is determined under Section 13(d) of the Exchange Act and generally includes voting or investment power with respect to securities and including any securities that grant the Selling Shareholders the right to acquire Common Stock within 60 days of September 29, 2015. Unless otherwise noted, each person or group identified possesses sole voting and investment power with respect to the shares, subject to community property laws where applicable.

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We do not know when or in what amounts the Selling Shareholders may sell or otherwise dispose of the shares covered hereby. We currently have no agreements, arrangements or understandings with the Selling Shareholders regarding the sale of any of the shares by them other than the registration rights agreement described below. The Selling Shareholders might not sell any or all of the shares covered by this prospectus or may sell or dispose of some or all of the shares other than pursuant to this prospectus. Because the Selling Shareholders may not sell or otherwise dispose of some or all of the shares covered by this prospectus and because there are currently no agreements, arrangements or understandings with respect to the sale or other disposition of any of the shares, we cannot estimate the number of the shares that will be held by the Selling Shareholders after completion of the offering.

Each Selling Shareholder has indicated to us that neither it nor any of its affiliates has held any position or office or had any other material relationship with us in the past three years except as described in the footnotes to the table.

The shares of common stock being offered under this prospectus may be offered for sale from time to time during the period the registration statement of which this prospectus is a part remains effective, by or for the accounts of the Selling Shareholders named below.

	Shares of Common Stock
Name of Selling Shareholder	Beneficially Owned Prior to the Sale of all Shares covered by this Prospectus	Covered by this Prospectus	Beneficially Owned After the Sale of all Shares covered by this Prospectus	As a Percent of Total Outstanding After the Sale of Shares covered by this Prospectus
Merriman Capital, Inc.(1)	45,000	45,000	0	0
Merriman Capital, Inc.(2)	591,613	591,613	0	0
Taglich Brothers, Inc.(3)	212,526	212,526	0	0

(1)	Consists of 45,000 shares of common stock issued under an Advisory Agreement with Merriman Capital, Inc. Merriman is a registered broker-dealer that served as the placement agent in connection with our March 2014 Private Placement. Jon Merriman is the CEO of Merriman and an affiliate of a registered-broker-dealer. Mr. Merriman has voting and dispositive power with respect to the shares.
(2)	Consists of warrants received as our placement agent in our March 2014 Private Placement.
(3)	Consists of warrants received as our placement agent in our March 2014 Private Placement. Taglich Brothers, Inc. is a registered broker-dealer that served as the placement agent in connection with our March 2014 Private Placement. Michael N. Taglich is a stockholder and executive officer of Taglich Brothers, Inc. and an affiliate of a registered-broker-dealer. Mr. Taglich has voting and dispositive power with respect to the warrants.

As of the time of the purchase of the securities to be resold under this Prospectus, the Selling Shareholders either received their securities as compensation in connection with investment banking services provided in connection with the March 2014 Private Placement, or purchased the securities in the ordinary course of business and represented to us that they did not have any agreements or understandings, directly or indirectly, with any person to distribute the securities.

The Selling Shareholders, or their partners, pledgees, donees, transferees or other successors that receive the shares and their corresponding registration in accordance with the registration rights agreement to which the Selling Shareholder is party (each also a selling shareholder for purposes of this prospectus), may sell up to all of the shares of our common stock shown in the table above pursuant to this Prospectus in one or more transactions from time to time as described below under “Plan of Distribution.” However, the Selling Shareholders are not obligated to sell any of the shares of our common stock offered by this prospectus.

Information about the Selling Shareholders may change from time to time. Any changed information with respect to which we are given notice will be included in prospectus supplements.

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PLAN OF DISTRIBUTION

We are registering the shares of Common Stock to permit the resale of these shares of Common Stock by the Selling Shareholders and any of their transferees, pledgees, assignees, donees, and successors-in-interest from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the Selling Shareholders of the shares of Common Stock. Upon any exercise of the Agent Warrants by payment of cash, however, we will receive the exercise price of the Agent Warrants. We will bear all fees and expenses incident to our obligation to register the shares of Common Stock.

Each Selling Shareholder (the “Selling Shareholders”) of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the OTC Bulletin Board, OTCQB or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Shareholder may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

●	in transactions through broker-dealers that agree with the Selling Shareholders to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The Selling Shareholders may also sell securities under Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Shareholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the securities or interests therein, the Selling Shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Shareholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Shareholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Shareholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

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The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the Selling Shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because Selling Shareholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. The Selling Shareholders have advised us that there is no underwriter or coordinating broker acting in connection with the proposed sale of the resale securities by the Selling Shareholders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the Selling Shareholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of securities of the common stock by the Selling Shareholders or any other person. We will make copies of this prospectus available to the Selling Shareholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL PROCEEDINGS

Aside from the following, we are not a party to any material pending legal proceeding. We are not aware of any pending legal proceeding to which any of our officers, directors, or any beneficial holders of 5% or more of our voting securities are adverse to us or have a material interest adverse to us.

In September 2014, we initiated litigation against Shadron Stastney, the Company’s previous CEO, in the U.S. District Court in the Eastern District of Michigan as a result of a dispute related to his separation agreement. Mr. Stastney alleged damages related to the non-registration of shares that he was granted as part of his separation agreement signed in September 2013. Under the terms of the contract we are not obligated to register the shares and we deny any obligation to do so. We have requested declarative relief from the court and also requested an injunction from the court preventing Mr. Stastney from continuing to pursue his claims. Mr. Stastney has filed a counterclaim requesting damages of $450,000 related to the nonregistration of his shares. The parties are currently in the discovery process.

In March 2015, we initiated litigation against LDM Group, LLC and PDR Network, LLC in the U.S. District Court in the Eastern District of Missouri related to the breach by LDM, and PDR as successor, of the settlement agreement signed February 28, 2014 related to previous litigation with LDM. LDM has failed to live up to its obligations under the settlement agreement including, but not limited to, not allowing us to distribute our eCoupon programs in the LDM network, not allowing us to distribute the LDM patient education programs, and not providing other information required under the settlement agreement. We are seeking enforcement of the settlement agreement and we are seeking damages in an amount at least equal to the amounts paid to date to LDM under the settlement agreement, which approximates $1.0 million, as well as damages for lost income and business value as a result of LDM’s breach of the agreement.

In March 2015, we also initiated litigation against PDR Network, LLC in the U.S. District Court in the District of New Jersey as a result of PDR’s breach of the Master Services Agreement between the parties requiring PDR to exclusively use our eCoupon solution. We assert that PDR’s acquisition of LDM and the use of the LDM network to distribute coupons by PDR violates the agreement between the parties and we are seeking damages in an amount at least equal the amounts paid to date by us to LDM under the settlement agreement, which approximates $1.0 million, as well as damages for lost income and business value as a result of PDR’s actions.

In May 2015, we filed an amended complaint in the Missouri case to consolidate the two cases and withdrew the case against PDR Networks in the U.S. District Court in the District of New Jersey, without prejudice.

In July, 2015, the U.S. District Court for the Eastern District of Missouri dismissed the case, citing lack of Federal jurisdiction in the matter. We are in the process of refiling the consolidated case against PDR Network and LDM group in State court in Missouri.

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DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The following information sets forth the names, ages, and positions of our current directors and executive officers as of September 29, 2015.

Name	Age	Positions and Offices Held
David A. Harrell	48	Chairman, Chief Executive Officer, Chief Strategic Officer and Director
David Lester	57	Vice President, Channel Management, Secretary and Treasurer
Terence J. Hamilton	49	VP of Sales and Director
Douglas Baker	58	Chief Financial Officer
Gus D. Halas	64	Director
Jack Pinney	58	Director
Lynn O’Connor Vos	59	Director

Set forth below is a brief description of the background and business experience of each of our current executive officers and directors.

David A. Harrell

Mr. Harrell founded the Company in January of 2006. He became a director when the Company changed from a limited liability to a corporation in 2007. He has served as our Chairman since September 20, 2013, our Chief Strategic Officer since August 14, 2013 and our Chief Executive Officer since September 20, 2013. Mr. Harrell was the Vice President of Development for Meridian Incorporated from 2003-2005 and, prior to that, had been Vice President of Sales and Marketing since 1999 at Advance Graphic Systems. Mr. Harrell has spent two decades leading sales, marketing and business development units within the pharmaceutical and national retail industries. Prior to his work at Advance Graphic Systems, Mr. Harrell served for ten years at SmithKline Beecham, specializing in the managed markets healthcare segment. As part of the Integrated Health Division, Mr. Harrell was responsible for contracting and achieving regional revenue growth for SmithKline Beecham's four business units: Pharmaceuticals, Consumer Health, Clinical Labs and Diversified Pharmaceutical Services (PBM). During his tenure with SmithKline Beecham, he was a recipient of numerous national awards and served as a member of the Division's Strategic Planning Committee. Mr. Harrell graduated from Oakland University with a Bachelor of Science in Business Administration.

Aside from that provided above, Mr. Harrell does not hold and has not held over the past five years any other directorships in any company with a class of securities registered pursuant to Section 12 of the Exchange Act or subject to the requirements of Section 15(d) of the Exchange Act or any company registered as an investment company under the Investment Company Act of 1940.

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Mr. Harrell is qualified to serve on our Board of Directors because of his sales, marketing and business development experience in the pharmaceutical sector.

David Lester

Mr. Lester served as our Secretary since July 28, 2010, and Chief Operating Officer since January 14, 2013 until he transitioned to Vice President, Channel Management in January 2015. Mr. Lester is a business veteran whom has accumulated over thirty years of executive experience in the areas of business, marketing, sales, operations, technology, and leadership. Prior to accepting his new role with us, Mr. Lester held the title of Director, Consumer & Industrial Products Marketing for Deloitte LLP. During his tenure at Deloitte, he established Deloitte as a leader through innovative programs and strategic partnerships. Prior to Deloitte, he worked with Sun Microsystems as Director, Industry Strategy & Marketing, and Manufacturing Industries.

David Lester has worked with Governor Tommy Thompson, former Secretary of Health & Human Services, on health care reform and cost control; partnered with Governor Tom Ridge, former head of Homeland Security on defending cyber security initiatives; and as an active participant within the National Association of Manufacturers and the Manufacturing Institute worked with former Michigan Governor John Engler, now President of the National Association of Manufacturers, on challenges inhibiting the competitiveness of manufacturers like health care reform, trade policy, renewable energy, business tax reform, and sustainability.

Aside from that provided above, Mr. Lester does not hold and has not held over the past five years any other directorships in any company with a class of securities registered pursuant to Section 12 of the Exchange Act or subject to the requirements of Section 15(d) of the Exchange Act or any company registered as an investment company under the Investment Company Act of 1940.

Terence J. Hamilton

Mr. Hamilton joined the Company as a Director and VP of Sales in February 2008. Prior to that, Mr. Hamilton was Manager at MedImmune since 2005 and was Senior National Account Manager for Glaxo SmithKline pharmaceuticals for 13 years prior to that. Mr. Hamilton has spent the last 19 years working in the pharmaceutical and biotech arenas within various sales, marketing and managed markets management positions. He also has held many positions within the pharmaceutical and biotech industries, including District Manager, Brand Manager, Managed Market Specialist, Contract Manager, and Government Account Manager.

Aside from that provided above, Mr. Hamilton does not hold and has not held over the past five years any other directorships in any company with a class of securities registered pursuant to Section 12 of the Exchange Act or subject to the requirements of Section 15(d) of the Exchange Act or any company registered as an investment company under the Investment Company Act of 1940.

Mr. Hamilton is qualified to serve on our Board of Directors because of his sales, marketing and business development experience in the pharmaceutical sector.

Gus D. Halas

Mr. Halas has served as CEO of several companies. He was Chief Executive Officer and President of the Central Operating Companies at Central Garden & Pet Company from April 2011 through May 2013 and currently serves as a consultant to that Company. Mr. Halas was President and Chief Executive Officer of T-3 Energy Services, Inc. from May 2003 to March 2009 and also served as Chairman of the Board of Directors from March 2004 to March 2009. From August 2001 to April 2003, Mr. Halas served as President and Chief Executive Officer of Clore Automotive, Inc. He also serves as a director for Triangle Petroleum Corp. and Hooper Holmes, Inc.

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Aside from that provided above, Mr. Halas does not hold and has not held over the past five years any other directorships in any company with a class of securities registered pursuant to Section 12 of the Exchange Act or subject to the requirements of Section 15(d) of the Exchange Act or any company registered as an investment company under the Investment Company Act of 1940.

Mr. Halas is qualified to serve on our Board of Directors because of his experience and expertise as an executive and a director with companies implementing “turnaround” strategies.

Jack Pinney

From 2007 to the present, Dr. Pinney has served as Team Physician to the Great Lakes Loons baseball team in the LA Dodgers organization. From 2011 to the present, he has served as Medical Director for WellSport MidMichigan Medical Center. From 1992 to the present, he has served as Assistant Clinical Professor of Family Medicine for the Department of Family Medicine at Michigan State University College of Human Medicine. From 1992 to 2012, he served as Assistant Director for the Midland Family Practice Residency Program at MidMichigan Medical Center.

Aside from that provided above, Dr. Pinney does not hold and has not held over the past five years any other directorships in any company with a class of securities registered pursuant to Section 12 of the Exchange Act or subject to the requirements of Section 15(d) of the Exchange Act or any company registered as an investment company under the Investment Company Act of 1940.

Dr. Pinney is qualified to serve on our Board of Directors because of his expertise medicine and prescription practices of physicians.

Douglas Baker

Mr. Baker has served as our CFO since May 19, 2014. Mr. Baker is a Certified Public Account with a Masters Degree in Business Administration. He has extensive business experience including 9 years in public accounting with Plante Moran, 4 years as CFO as CFO of a privately held printing company, 5 years in a variety of divisional financial roles at MascoTech, Inc., a Fortune 500 automotive supplier, and from 1996 to 2014 as Chief Financial Officer of Applied Nanotech Holdings, Inc., (“APNT”) a publicly held nanotechnology research and licensing company. Mr. Baker was also a member of the Board of Directors of APNT from 2006 through 2014. He is also currently Chairman of the Board of Total Health Care, Inc., a Detroit based Health Maintenance Organization and has been a member of that Board since 1987.

Aside from that provided above, Mr. Baker does not hold and has not held over the past five years any other directorships in any company with a class of securities registered pursuant to Section 12 of the Exchange Act or subject to the requirements of Section 15(d) of the Exchange Act or any company registered as an investment company under the Investment Company Act of 1940.

Lynn O’Connor Vos

Ms. Vos is, and has been since 1989, the Chief Executive Officer of Grey Healthcare Group, a healthcare advertising and communications company and has been its President and Chief Executive Officer since 1994. Previously, she held officer positions with Phase Five Communications, a medical education firm, of which she was also the founder, and with Pfizer Inc. Ms. Vos previously served on the compensation committee of Vogel Farina LLC, a privately held pharmaceutical communications firm, affiliated with Grey Healthcare Group.

Ms. Vos has been a director of Ntelos Holdings Corp., a reporting company, since October 2011.

Aside from that provided above, Ms. Vos does not hold and has not held over the past five years any other directorships in any company with a class of securities registered pursuant to Section 12 of the Exchange Act or subject to the requirements of Section 15(d) of the Exchange Act or any company registered as an investment company under the Investment Company Act of 1940.

Ms. Vos is qualified to serve on our Board of Directors because of her experience and expertise as an executive in the healthcare and marketing industries.

Directors

Our bylaws authorize no less than three (3) and no more than seven (7) directors unless changed by the Board of Directors. We currently have five (5) directors.

Term of Office

Our Directors are appointed for a one-year term to hold office until the next annual general meeting of our shareholders or until removed from office in accordance with our bylaws. Our officers are appointed by our board of directors and hold office until removed by the board, subject to their respective employment agreements.

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Significant Employees

We have no significant employees other than our officers and directors.

Family Relationships

There are no family relationships between or among the directors, executive officers or persons nominated or chosen by us to become directors or executive officers.

Involvement in Certain Legal Proceedings

During the past 10 years, none of our current directors, nominees for directors or current executive officers has been involved in any legal proceeding identified in Item 401(f) of Regulation S-K, including:

1. Any petition under the Federal bankruptcy laws or any state insolvency law filed by or against, or a receiver, fiscal agent or similar officer was appointed by a court for the business or property of such person, or any partnership in which he or she was a general partner at or within two years before the time of such filing, or any corporation or business association of which he or she was an executive officer at or within two years before the time of such filing;

2. Any conviction in a criminal proceeding or being named a subject of a pending criminal proceeding (excluding traffic violations and other minor offenses);

3. Being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him or her from, or otherwise limiting, the following activities:

i. Acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the Commodity Futures Trading Commission, or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity;

ii. Engaging in any type of business practice; or

iii. Engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of Federal or State securities laws or Federal commodities laws;

4. Being subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any Federal or State authority barring, suspending or otherwise limiting for more than 60 days the right of such person to engage in any type of business regulated by the Commodity Futures Trading Commission, securities, investment, insurance or banking activities, or to be associated with persons engaged in any such activity;

5. Being found by a court of competent jurisdiction in a civil action or by the SEC to have violated any Federal or State securities law, and the judgment in such civil action or finding by the Commission has not been subsequently reversed, suspended, or vacated;

6. Being found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any Federal commodities law, and the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended or vacated;

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7. Being subject to, or a party to, any Federal or State judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of:

i. Any Federal or State securities or commodities law or regulation; or

ii. Any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order; or

iii. Any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

8. Being subject to, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29))), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Audit Committee

We do not have a separately-designated standing audit committee. The entire board of directors performs the functions of an audit committee, but no written charter governs the actions of the board of directors when performing the functions of that would generally be performed by an audit committee. The board of directors approves the selection of our independent accountants and meets and interacts with the independent accountants to discuss issues related to financial reporting. In addition, the board of directors reviews the scope and results of the audit with the independent accountants, reviews with management and the independent accountants our annual operating results, considers the adequacy of our internal accounting procedures and considers other auditing and accounting matters including fees to be paid to the independent auditor and the performance of the independent auditor.

For the fiscal year ending December 31, 2014, the board of directors:

1. Reviewed and discussed the audited financial statements with management, and

2. Reviewed and discussed the written disclosures and the letter from our independent auditors on the matters relating to the auditor's independence.

Based upon the board of directors’ review and discussion of the matters above, the board of directors authorized inclusion of the audited financial statements for the year ended December 31, 2014 to be included in this Prospectus filed with the Securities and Exchange Commission.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers and persons who beneficially own more than ten percent of a registered class of the Company’s equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than ten percent beneficial shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. To the best of our knowledge based solely on a review of Forms 3, 4, and 5 (and any amendments thereof) received by us, the following persons have failed to file, on a timely basis, the identified reports required by Section 16(a) of the Exchange Act during fiscal year ended December 31, 2014:

Name and principal position	Number of late reports	Transactions not timely reported	Known failures to file a required form
David A. Harrell CEO, Chairman, Chief Strategic Officer and Director	0	1	0
David Lester COO, Secretary, Treasurer and Director	0	1	0
Terence J. Hamilton VP of Sales and Director	0	1	0
Jack Pinney Director	1	0	0

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Set forth below is certain information with respect to beneficial ownership of our common stock as of September 29, 2015, by each executive officer and director, by each person known by us to beneficially own more than 5% of the our common stock and by the executive officers and directors as a group. Unless otherwise indicated, each person or member of the group listed has sole voting and investment power with respect to the shares of common stock listed.

Except as otherwise indicated, the address of each person named in this table is c/o OptimizeRx Corp.., 400 Water Street, Suite 200 Rochester, MI 48307.

Name	Options Included in Beneficial Ownership (1)	Shares Related to Stock Awards and Note Payable (2)	Common Shares Owned	Common Stock Beneficial Ownership	Percentage of Class

David A. Harrell	246,850	600,917	2,583,750	3,431,517	11.8%
Terence J. Hamilton	122,000	384,188	364,500	870,688	3.0%
David Lester	49,000	50,000	373,348	472,348	1.6%
Douglas P. Baker	50,000	0	20,000	70,000	* %
Gus D. Halas	0	0	32,519	32,519	* %
Jack Pinney	0	0	764,579	764,579	2.6%
Lynn O’Connor Vos	0	0	0	0	0%

All Executive Officers and Directors as a group (7 persons)	467,850	1,035,105	4,113,696	5,641,651	19.5%

5% Shareholders
WPP Luxembourg Gamma Three S.à r.l. 200 Fifth Avenue New York, NY 10010 212.886.3000	0	0	6,011,106	6,011,106	20.7%

*	Less than 1%

(1)	This column lists shares that are subject to options exercisable within sixty (60) days of September 29, 2015, and are included in common stock beneficial ownership pursuant to Rule 13d-3(d)(1) of the Exchange Act.

(2)	This column lists shares that are obtainable as result of stock awards for shares not yet issued or notes that are payable in stock as of September 29, 2015.

DESCRIPTION OF SECURITIES

The following descriptions are summaries of the material terms that are included in our amended and restated articles of incorporation (as amended) and our bylaws (as amended) as well as the specific agreements such descriptions relate to. This summary is qualified in its entirety by the specific terms and provisions contained in our restated articles of incorporation, bylaws and the specific agreements described herein, copies of which we have filed as exhibits to the registration statement of which this prospectus is a part, and by the provisions of applicable law.

Overview

Authorized Capital Stock

Our authorized capital stock consists of 500,000,000 shares of common stock and 10,000,000 shares of preferred stock, par value $0.001 per share. As of September 29, 2015 there were 28,960,925 shares of our common stock issued and outstanding and 0 shares of our preferred stock issued and outstanding.

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Common Stock

Our common stock is entitled to one vote per share on all matters submitted to a vote of the stockholders, including the election of directors. Except as otherwise required by law or provided in any resolution adopted by our board of directors with respect to any series of preferred stock, the holders of our common stock will possess all voting power. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all shares of our common stock that are present in person or represented by proxy, subject to any voting rights granted to holders of any preferred stock. Holders of our common stock representing fifty percent (50%) of our capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our Articles of Incorporation. Our Articles of Incorporation do not provide for cumulative voting in the election of directors.

Subject to any preferential rights of any outstanding series of preferred stock created by our board of directors from time to time, the holders of shares of our common stock will be entitled to such cash dividends as may be declared from time to time by our board of directors from funds available therefore.

Subject to any preferential rights of any outstanding series of preferred stock created from time to time by our board of directors, upon liquidation, dissolution or winding up, the holders of shares of our common stock will be entitled to receive pro rata all assets available for distribution to such holders.

In the event of any merger or consolidation with or into another company in connection with which shares of our common stock are converted into or exchangeable for shares of stock, other securities or property (including cash), all holders of our common stock will be entitled to receive the same kind and amount of shares of stock and other securities and property (including cash). Holders of our common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our common stock.

Preferred Stock

Our board of directors may become authorized to authorize preferred shares of stock and to divide the authorized shares of our preferred stock into one or more series, each of which must be so designated as to distinguish the shares of each series of preferred stock from the shares of all other series and classes. Our board of directors is authorized, within any limitations prescribed by law and our articles of incorporation, to fix and determine the designations, rights, qualifications, preferences, limitations and terms of the shares of any series of preferred stock including, but not limited to, the following:

(1)	The number of shares constituting that series and the distinctive designation of that series, which may be by distinguishing number, letter or title;

(2)	The dividend rate on the shares of that series, whether dividends will be cumulative, and if so, from which date(s), and the relative rights of priority, if any, of payment of dividends on shares of that series;

(3)	Whether that series will have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

(4)	Whether that series will have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors determines;

(5)	Whether or not the shares of that series will be redeemable, and, if so, the terms and conditions of such redemption, including the date or date upon or after which they are redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

(6)	Whether that series will have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

(7)	The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation, and the relative rights of priority, if any, of payment of shares of that series; and

(8)	Any other relative rights, preferences and limitations of that series.

Registration Rights

The Shares Underlying Warrants Issued in Connection With the March 2014 Private Placement Financing

In connection with the March 2014 Private Placement, we entered into a Registration Rights Agreement. The Registration Rights Agreement required us to file a registration statement with the Securities and Exchange Commission in connection with shares sold in the March 2014 Private Placement. We filed a registration statement that went effective on May 28, 2014 to comply with the terms of the Registration Rights Agreement. In addition, we granted piggyback registration rights to the Placement Agents in the March 2014 Private Placement, which comprise the shares of common stock underlying the Agent Warrants that are being registered herein. We are filing this registration statement to maintain the registered status of those shares underlying the Agent Warrants.

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The Shares Issued in Connection with the Merriman Capital, Inc. Advisory Agreement

On February 23, 2015, we entered into the Advisory Agreement with Merriman. We granted registration rights to Merriman concerning the 45,000 shares in the Advisory Agreement.

WPP Luxembourg Gamma Three Sarl

On September 24, 2015, in connection with the sale of 6,011,106 shares of our common stock to WPP Luxembourg Gamma Three Sarl (“WPP Luxembourg” or the “Investor”), we granted demand registration rights to the investor at any time after 2 years.

Investor Rights Agreement

On September 24, 2015, we entered into an Investor Rights Agreement with WPP Luxembourg (the “Rights Agreement”), pursuant to which we agreed to the following:

	●	Demand Registration Rights . We granted the Investor registration rights for the 6,011,106 acquired from us and any securities acquired in connection with an Amended and Restated Co-Marketing Agreement after a period of two years.

	●	Inspection Rights . So long as the Investor owns not less than 25% of the Shares, we granted the Investor an annual right to inspect our books and records.

	●	Observer Rights . So long as the Investor owns not less than 25% of the Shares, we will allow the Investor to choose a representative to attend our board meetings as a nonvoting observer.

`	●	Board Seat . So long as the Investor owns not less than 25% of the Shares, we agreed to appoint a nominee of the Investor as a member of our board of directors. We also agreed to a five member Board of Directors provided that it is not prohibited by the rules and regulations of an exchange that we trade on. We also agreed to enter into an Indemnity Agreement with the nominee.

	●	Budget Review . So long as the Investor owns not less than 25% of the Shares, we agreed to review our budget plans with the Investor’s nominee prior to submission to the Board of Directors, at the request of the Investor.

	●	Right of First Refusal . We agreed that, in the event that it proposes to sell new securities, we will first offer such new securities to the Investor.

	●	Special Approval Matters . So long as the Investor owns not less than 25% of the Shares, and provided that it is not prohibited by the rules and regulations of an exchange that we trades on, we agreed that 80% Board approval will be required for certain decisions, including:

o	the incurrence of any indebtedness in excess of $1.5 million in the aggregate during any fiscal year

o	the sale, transfer or other disposition of all or substantially all of our assets;

o	the acquisition of any assets or properties (in one or more related transactions) for cash or otherwise for an amount in excess of $1.5 million in the aggregate during any fiscal year;

o	capital expenditures in excess of $1.5 million individually (or in the aggregate if related to an integrated program of activities) or in excess of $1.5 million in the aggregate during any fiscal year;

o	making, or permitting any subsidiary to make, loans to, investments in, or purchasing, or permitting any subsidiary to purchase, any stock or other securities in another corporation, joint venture, partnership or other entity;

o	the commencement or settlement of any lawsuit, arbitration or other legal proceeding related to our intellectual property or involving an amount in controversy greater than $1.5 million; and

o	the issuance of new securities, except for securities issued under an equity incentive plan and any issuance of common stock to vendors, advisors, financial institutions, suppliers or joint venturers that do not exceed, individually or in the aggregate 5% of then issued and outstanding capital stock of the Company.

Provisions in Our Articles of Incorporation and By-Laws That Would Delay, Defer or Prevent a Change in Control

Our articles of incorporation authorize our board of directors to issue a class of preferred stock commonly known as a "blank check" preferred stock. Specifically, the preferred stock may be issued from time to time by the board of directors as shares of one (1) or more classes or series. Our board of directors, subject to the provisions of our Articles of Incorporation and limitations imposed by law, is authorized to adopt resolutions; to issue the shares; to fix the number of shares; to change the number of shares constituting any series; and to provide for or change the following: the voting powers; designations; preferences; and relative, participating, optional or other special rights, qualifications, limitations or restrictions, including the following: dividend rights, including whether dividends are cumulative; dividend rates; terms of redemption, including sinking fund provisions; redemption prices; conversion rights and liquidation preferences of the shares constituting any class or series of the preferred stock.

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In each such case, we will not need any further action or vote by our shareholders. One of the effects of undesignated preferred stock may be to enable the board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a tender offer, proxy contest, merger or otherwise, and thereby to protect the continuity of our management. The issuance of shares of preferred stock pursuant to the board of director's authority described above may adversely affect the rights of holders of common stock. For example, preferred stock issued by us may rank prior to the common stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of common stock. Accordingly, the issuance of shares of preferred stock may discourage bids for the common stock at a premium or may otherwise adversely affect the market price of the common stock.

Dividend Policy

We have never declared or paid any cash dividends on our common stock.  We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future.

Share Purchase Warrants

We had warrants outstanding to purchase 1,854,139 shares of our common stock at a weighted average exercise price of $1.69 as of September 28, 2015.

Options

We had options outstanding to purchase 1,172,500 shares of our common stock at a weighted average exercise price of $1.06 as of September 28, 2015.

Convertible Securities

We have not issued and do not have outstanding any securities convertible into shares of our common stock or any rights convertible or exchangeable into shares of our common stock.

Certain Anti-Takeover Provisions

Nevada Anti-Takeover Laws

Nevada Revised Statutes sections 78.378 to 78.379 provide state regulation over the acquisition of a controlling interest in certain Nevada corporations unless the articles of incorporation or bylaws of the corporation provide that the provisions of these sections do not apply. Our articles of incorporation and bylaws do not state that these provisions do not apply. The statute creates a number of restrictions on the ability of a person or entity to acquire control of a Nevada company by setting down certain rules of conduct and voting restrictions in any acquisition attempt, among other things. The statute is limited to corporations that are organized in the state of Nevada and that have 200 or more stockholders, at least 100 of whom are stockholders of record and residents of the State of Nevada; and does business in the State of Nevada directly or through an affiliated corporation. Because of these conditions, the statute currently does not apply to our company.

Listing of Common Stock

Our common stock is currently traded on the OTCQB under the trading symbol “OPRX.”

Transfer Agent and Registrar

The transfer agent and registrar of our common stock is Empire Stock Transfer, 1859 Whitney Mesa Dr, Henderson, NV 89014, telephone: (702) 974-1444.

INTERESTS OF NAMED EXPERTS

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

The Doney Law Firm, our independent legal counsel, has provided an opinion on the validity of our common stock.

KLJ & Associates, LLP has audited our financial statements included in this prospectus and registration statement to the extent and for the periods set forth in their audit report. KLJ & Associates, LLP has presented their report with respect to our audited financial statements. The report of KLJ & Associates, LLP is included in reliance upon their authority as experts in accounting and auditing.

Silberstein Ungar PLLC has also audited our financial statements included in this prospectus and registration statement to the extent and for the periods set forth in their audit report. Silberstein Ungar PLLC has presented their report with respect to our audited financial statements. The report of Silberstein Ungar PLLC is included in reliance upon their authority as experts in accounting and auditing.

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DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION

 FOR SECURITIES ACT LIABILITIES.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the following provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the shares being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

DESCRIPTION OF BUSINESS

Company Highlights For 2014

In 2014 and into 2015, our company continues to be focused on four key operational areas:

1.	Expand pharmaceutical brands and budgets
2.	Expand physician utilization in our current EHR Network
3.	Expand our promotional network in other EHRs and platforms
4.	Expand infrastructure and resources to fully support and exploit each of the above three

Per this focus, we were able to demonstrate success in each during 2014 through:

●	increased sales of approximately 39% over 2013

●	increased promotional transactions of approximately 26% over those in 2013.

●	distributed eCoupons related to approximately 80 different brands.

●	generated operating income of approximately $400,000, excluding non-cash expenses.

●	successfully launching our SampleMD e-coupon solution within Quest Diagnostics’ Care360 EMR and eHealthline networks.

●	continued acquisition of new pharmaceutical manufacturers and brands promoting through our platforms.

●	hiring of key senior level personnel, including a highly experienced financial executive as CFO and a former global marketing director from AstraZeneca to lead east coast sales, while expanded our Board of Directors with seasoned executives.

●	acquisition of $10 million dollars in new capital to exercise the negotiated buyout of Vicis, which netted out an additional $2.8 million dollars to us, and a reduction of approximately 7 million in potential fully diluted shares.

●	completion and launch of the SampleMD 2.0 technology platform to support growth and are upgrading to Oracle database software to further improve system and reporting capacity.

●	conducting and proving an outstanding Return on Investment associated with our pharmaceutical promotions through three independent analytics firms involving multiple pharmaceutical brands and manufacturers.

●	unveiling VoucherDVM and engaged leading platforms to offer automated vet product savings. The company has formalized an agreement with National Veterinary Associates, a leading national hospital network, to beta launch in second quarter of 2015.

We generated positive cash flow from operations in 2014, excluding working capital fluctuations, and we expect to continue to do so in 2015, as well as to be profitable during the upcoming year based on the expected escalation of revenues.

Our success in acquiring, integrating and expanding into new promotional EHR/eRx platforms continues to grow as well. We are in the process of completing the initial rollout of brands into the Practice Fusion network, as well as discussing 2015 rollout dates with other potential networks.

In the fourth quarter of 2014, we signed an agreement with Practice Fusion, the largest cloud-based electronic health records (EHR) platform, to integrate and automate our patient savings and support system to enable Practice Fusion prescribers to more efficiently help patients better afford and adhere to their prescribed medications. Practice Fusion’s EHR is used by a community of more than 112,000 active medical professionals monthly with over 91 million patient records and should have a significant impact on our prescribing reach and sales once live. We anticipate that the integration will be completed early in the second quarter of 2015.

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We are enforcing our agreements to integrate our promotions within LDM/PDR’s network of over 100,000 physicians and work collectively to integrate into NextGen. This delay in implementation of agreed terms has resulted in significant loss of revenue and profits to OptimizeRx. Thus we are aggressively seeking multiple strategies, including legal, to address and resolve this.

In March 2015, we signed an agreement with HCA Information Technology & Services, Inc.to pilot our eCoupon promotional system within their network. HCA is the largest hospital system in the nation.

We also signed our first agreement with National Veterinary Associates (NVA), one of the largest veterinary hospital systems in the nation.

Pharmaceutical Sales and Marketing Updates

Our sales team continues to expand opportunities within existing and new clients. We are focused on adding additional brands at existing clients, expanding the utilization of our network for existing brands, and obtaining new clients.

Additionally, we are expanding our non e-Coupon services as follows:

●	We will focus on our New Drug File Integration.

●	We will begin a test rollout of our demand drug rep and sample request with two Urology EHR platforms to provide immediate access to assigned drug reps. Drug rep access via cold calling has become a very inefficient way to support and market to physician offices. This provides a novel, potentially ground breaking new way to increase access and meaningful support by reps in a more efficient, effective manner.

●	ePrescribe Training – we have multiple opportunities pending to leverage our partnership with WPP/Grey to train representatives on understanding and leveraging EHR sales opportunities.

●	VoucherDVM - we continue to advance our negotiations with each of the leading veterinarian technology platforms and have signed an agreement with National Veterinary Associates, one of the largest veterinary groups in the U.S., to initiate a beta launch within the second quarter of 2015.

We are also continuing to ramp up our marketing efforts as follows:

●	Held multiple meetings generated through Pharma to bring on new Health Systems/ePrescribe Platforms.

●	Spoke at Coupon and Co-Pay Off-set Strategies Conference.

●	Spoke at the Noble Financial Capital Markets Eleventh Annual Equity Conference at Club Med.

●	Sponsored the 2nd Annual ePrescribe/EHR Conference.

●	Developed and distributed a White Paper to demonstrate the eCoupon ROI to Pharmaceutical Manufacturers.

●	Through our partnership with Grey Healthcare, rebranded our promotional marketing items, including new brochures, presentations, and digital media.

With the growth of both our pharmaceutical products and our distribution network, we expect that our distribution of e-coupons will continue to increase substantially over last year.

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Financial Update

We generated positive cash flow from operations, when ignoring working capital fluctuations, of approximately $400,000 in 2014 as set forth in the following table.

	Years Ended December 31
	2014	2013

Net Revenue	$6,502,962	$4,679,741
Revenue Share Expense	3,221,534	1,861,316

Gross Margin	3,281,428	2,818,425

Total Operating Expenses	4,307,756	3,085,961
Less Noncash operating expenses	1,439,877	717,173

Cash operating Expenses	2,867,879	2,368,788

Income from Operations excluding noncash expenses	$413,549	$449,637

Operational Update

In 2015, we are intensively focused on increasing physician utilization of our partner networks. Prior to the launch of the Practice Fusion network, the total reach of our partner networks was approximately 300,000 providers. However, only approximately 100,000 providers have access to eCoupon functionality. Approximately 65,000 providers have used our eCoupon functionality at least once, but only approximately 20,000 providers actually use the networks regularly at the present time. We are working individually with each of our partners based on their particular situation to improve workflow to increase coupon utilization by those providers that have access, obtain access for those providers that currently do not have e-coupon access, and increase overall revenue derived from each channel. We believe there is significant revenue growth available within our existing brands by better utilization of our existing partner networks in addition to the revenue growth provided by new brands and new network partners.

Technology Updates

To support our growth, we have completed the development and migration of SampleMD 2.0’s on-demand, rule based content delivery platform. The system can now manage up to 1 million rules and return the appropriate content within 1 second. This allows unsurpassed response time to avoid delays, and the ability to meet the upcoming dramatic scale we expect.

We have launched downloadable “wrapper” code, which streamlines the integration requirements for our solution from a few weeks to a few days, if EHR channel partners choose to utilize this method. This addresses one of the biggest hurdles we face in getting health systems and EHRs to implement our system, given the extensive demand on their available technical resources.

On top of building out our updated software solution, we also updated our infrastructure by replacing and updating our computers in a high availability environment, taking greater precautions for security and building out the architecture to facilitate disaster recovery with a secondary facilitated computer environment. We believe this technology investment will increase performance, simplify integrations, insure availability and protect the investments of our shareholders. We will also be migrating our platform to Oracle database software to support our anticipated growth requirements.

Other Key Events in 2014

During 2014, we also successfully completed a $10 million capital raise and exercised the option to redeem Vicis Capital Master Fund’s holdings in our company. By successfully executing these initiatives we reduced potential fully diluted shares by approximately 7 million and provided an additional $2.8 million in working capital to support our growth and eliminate dividend payments and other unfavorable provisions of Vicis’ preferred stock.

We added two new outside members to our Board of Directors. Gus Halas has an extensive operating background at a variety of companies across a wide range of industries. He brings broad based business and investor perspectives to our senior leadership and is a real asset to us as we hone our strategy and further position ourselves for growth acceleration. Dr. Jack Pinney brings broad based medical knowledge and extensive experience in physician practice and an important user perspective to our Board of Directors and works with us to better understand how we can help more healthcare providers utilize our automated access to needed information and support for their practice and patients.

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We expanded our senior leadership team by adding Ed Berger, a former AstraZenica global marketing director with extensive contacts throughout the pharmaceutical industry to lead our sales efforts on the east coast. We also added Doug Baker as our Chief Financial Officer, a certified public accountant with extensive financial experience with public companies.

In August 2014, we settled litigation related to a patent infringement case with Physicians Interactive Holdings, Inc. and Skyscape.com. All actions and claims have been released. We believe this settlement will reduce legal expenses moving forward.

Summary

Despite the lengthy sales cycle involved in creating this new e-coupon market, we remain very excited about our core e-coupon business and expect acceleration to continue with the launch of additional channels and our joint pursuit of leading health systems with our pharmaceutical partners. We expect our active network to grow substantially in 2015 and feel confident our active users will double by the end of the second quarter of 2015 based on anticipated contractual and platform commitments being implemented.

We are also pleased with the status of our current discussions with, and the value recognized by, leading veterinary platform providers that are interested in partnering to deliver similar automated savings to animal owners—while allowing veterinarians to remain competitive in their pharmacy business. These discussions are leading to expanded ways we can offer savings directly to veterinarians—as well as to their pet owners outside of the vet clinics.

Principal Products and Applications

Our principal products and applications can be summarized as follows:

●	SampleMD is a revolutionary virtual "Patient Support Center" that allows doctors and staff to access a universe of sample vouchers, co-pay coupons and other patient support through their EMR and/or e-Prescribe systems to search, print or electronically dispense directly to patients and a national network of pharmacies. SampleMD eliminates the need for physicians to manage and store physical drug samples by offering a more convenient and efficient way to allocate, administer and track samples and co-pay savings provided to their patients. Today, almost 60% of doctors’ offices ban or limit drug representatives and the samples they offer. Although samples are still valuable, many healthcare systems and doctors are looking for an easier, more effective way to increase affordable access and adherence to their prescribed branded medications. Over 90% of our revenue comes through activities related to our SampleMD platform.

●	OPTIMIZEHR – Our consulting practice focused on educating and working with pharmaceutical manufacturers on identifying, formulating, and implementing new eRx media strategies for promoting their products. Our consulting services include: 1) Drug File Integration - a service to insure that the manufacturer’s drug is present in every ePrescribing platform available; 2) Sales Force Training – a service to educate the extended field sales force on this new integrated solution and what to look for within their client base to insure maximum exposure of their bands; and 3) Strategy Development – a service that assists manufactures in identifying and building a competitive strategy to take advantage of this new digital frontier. Currently, this activity results in less than 10% of our revenue, but we believe this represents a significant growth opportunity for us.

●	OPTIMIZERx.com – Our Direct to Consumer Website is a portal to healthcare savings for patients to centrally review and participate in prescription and healthcare savings and support programs. To date, we have over 2.4 million members who have registered. We strive to provide all the information and guidance that patients undergoing long-term pharmaceutical treatments may require. Patients can search by their medication or their condition in order to access educational information regarding their condition, information regarding their medication, coupons for instant savings when they purchase their medications, information on free drug trials, and guidance to any other savings programs available to them. At the present time, we generate no revenue through this site, but we believe it represents a significant potential future revenue source.

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Marketing and Sales

We continue to extend our marketing efforts to build both brand and capabilities awareness in the market. As previously discussed, we continue to actively participate in industry and partner events such as exlPharma and the ACE – Allscripts Users Conference as well as taking a lead sponsor position in the CBInet eRx and EHR conferences in March and October of 2014. We are also a cosponsor of the March 2015 conference. During the course of the year, we also initiated and delivered successful email marketing campaigns, which generated viable leads for our sales force.

In 2013, we also announced our strategic partnership with WPP/Grey Health Group, a leading agency within the healthcare marketplace. We plan to continue to increase our marketing efforts with all of our strategic partners, as we intend to continue to promote SampleMD and OPTIMIZERx primarily through the following:

●	Industry and Partner Events;

●	Email Campaigns;

●	Internet Marketing;

●	Public Relations Campaigns;

●	Physician Offices;

●	Direct to Consumer Marketing;

●	Trade Media Advertising;

●	Pharmacy Partners;

●	Physician Organizations and Associations; and

●	Strategic Relationships.

Additionally, in 2014, we hired a highly seasoned Sales and Marketing Executive, who has decades of global pharmaceutical marketing and sales experience at AstraZeneca and elsewhere, as our Eastern Vice President of Sales. We continue to be alert for qualified sales personnel and will expand our sales force as revenues continue to grow.

Competition

Our SampleMD platform competes in the highly competitive pharmaceutical and healthcare advertising industry that is dominated by large well-known companies with established names, solid market niches, wide arrays of product offerings and marketing networks. Coupon offerings compete for pharmaceutical budgets with a variety of other forms of advertising and promotion.

Despite these overall competitors, we do not have major competition in our space of the market. We have been experiencing a growing list of potential partners whom either have content that want to deliver through the SampleMD engine and network, or whom have complementary technology and want to integrate our solution as a channel partner, expanding our reach to clinicians. The primary competitors in our space of the market are PDR Network, LLC and Physicians Interactive Holdings, Inc. However, we believe our breadth of brands offered, extensive list of pharmaceutical clients, and the vast reach of our network give us a substantial advantage and allows us to achieve a dominant position in the marketplace.

Intellectual Property

In 2012, we were awarded a patent for our innovative SampleMD solution (US Patent No. 8,341,015). This award was a result of our extensive research and development efforts. The awarded claims cover our ability to electronically process, display and distribute eligible prescription savings on the medications and therapies healthcare providers wish to prescribe for their patients. We have also submitted and will be preparing additional filings to protect our intellectual property on forthcoming solutions that will further assist and support physicians, pharmacists and patients.

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In addition, we have hired Harness, Dickey & Pierce, a nationally ranked IP firm, to further expand and protect our intellectual property. Through them, we have filed two additional patents on our technology. We believe our current and expanding IP will allow us to continue being the leader in this rapidly growing space.

OPTIMIZERx and SampleMD are both licensed trademarks of ours.

Government Regulation

Fraud and Abuse Laws

Anti-Kickback Statutes

The federal healthcare program Anti-Kickback Statute prohibits persons from knowingly and willfully soliciting, offering, receiving or providing remuneration, directly or indirectly, in exchange for or to induce either the referral of an individual for, or the furnishing, arranging for or recommending a good or service for which payment may be made in whole or part under a federal healthcare program such as Medicare or Medicaid. The definition of remuneration has been broadly interpreted to include anything of value, including for example gifts, discounts, the furnishing of supplies or equipment, credit arrangements, payments of cash and waivers of payments. Several courts have interpreted the statute's intent requirement to mean that if any one purpose of an arrangement involving remuneration is to induce referrals or otherwise generate business involving goods or services reimbursed in whole or in part under federal healthcare programs, the statute has been violated. The law contains a few statutory exceptions, including payments to bona fide employees, certain discounts and certain payments to group purchasing organizations. Violations can result in significant penalties, imprisonment and exclusion from Medicare, Medicaid and other federal healthcare programs. Exclusion of a manufacturer would preclude any federal healthcare program from paying for its products. In addition, kickback arrangements can provide the basis for an action under the Federal False Claims Act, which is discussed in more detail below. The Anti-Kickback Statute is broad and potentially prohibits many arrangements and practices that are lawful in businesses outside of the healthcare industry. Recognizing that the Anti-Kickback Statute is broad and may technically prohibit many innocuous or beneficial arrangements, the Office of Inspector General of Health and Human Services, or OIG, issued a series of regulations, known as the safe harbors, beginning in July 1991. These safe harbors set forth provisions that, if all the applicable requirements are met, will assure healthcare providers and other parties that they will not be prosecuted under the Anti-Kickback Statute. The failure of a transaction or arrangement to fit precisely within one or more safe harbors does not necessarily mean that it is illegal or that prosecution will be pursued. However, conduct and business arrangements that do not fully satisfy each applicable safe harbor may result in increased scrutiny by government enforcement authorities such as the OIG. Arrangements that implicate the Anti-Kickback Law, and that do not fall within a safe harbor, are analyzed by the OIG on a case-by-case basis. Government officials have focused recent enforcement efforts on, among other things, the sales and marketing activities of healthcare companies, and recently have brought cases against individuals or entities with personnel who allegedly offered unlawful inducements to potential or existing customers in an attempt to procure their business. Settlements of these cases by healthcare companies have involved significant fines and/or penalties and in some instances criminal pleas. In addition to the Federal Anti-Kickback Statute, many states have their own kickback laws. Often, these laws closely follow the language of the federal law, although they do not always have the same exceptions or safe harbors. In some states, these anti-kickback laws apply with respect to all payors, including commercial health insurance companies.

False Claims Laws

Federal false claims laws prohibit any person from knowingly presenting, or causing to be presented, a false claim for payment to the federal government or knowingly making, or causing to be made, a false statement to get a false claim paid. Manufacturers can be held liable under false claims laws, even if they do not submit claims to the government, if they are found to have caused submission of false claims. The Federal Civil False Claims Act also includes whistle blower provisions that allow private citizens to bring suit against an entity or individual on behalf of the United States and to recover a portion of any monetary recovery. Many of the recent highly publicized settlements in the healthcare industry related to sales and marketing practices have been cases brought under the False Claims Act. The majority of states also have statutes or regulations similar to the federal false claims laws, which apply to items and services reimbursed under Medicaid and other state programs, or, in several states, apply regardless of the payor. Sanctions under these federal and state laws may include civil monetary penalties, exclusion of a manufacturer's products from reimbursement under government programs, criminal fines and imprisonment.

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Privacy and Security

The Health Insurance Portability and Accountability Act of 1996, or HIPAA, and the rules promulgated there under require certain entities, referred to as covered entities, to comply with established standards, including standards regarding the privacy and security of protected health information, or PHI. HIPAA further requires that covered entities enter into agreements meeting certain regulatory requirements with their business associates, as such term is defined by HIPAA, which, among other things, obligate the business associates to safeguard the covered entity's PHI against improper use and disclosure. While not directly regulated by HIPAA, our customers or distributors might face significant contractual liability pursuant to such an agreement if the business associate breaches the agreement or causes the covered entity to fail to comply with HIPAA.  It is possible that HIPPA compliance could become a substantial regulatory burden and expense to our operations, although we do not believe that this will occur as a general website publisher.

Employees

As of December 31, 2014, we had 12 full time employees and 1 part time employee, in addition to contracted programmers, as needed, through our established relationship with Simple eSolutions, a technical and programming resources partner. Additionally, we have one contracted business development individual targeting new EMR channel and pharma clients.

Subsidiaries

We conduct our operations through our wholly-owned subsidiary, OptimizeRx Michigan.

Description of Property

Currently, we do not own any real estate. Our principal executive offices are located at 400 Water Street, Suite 200, Rochester, Michigan, 48307. We initially entered into a 3 year lease for this 2,886 square foot facility, with a cost of $5,049.25 per month. We renewed that lease for a two year period on December 1, 2014 for a monthly rental rate of $5,201.50. We believe that our properties are adequate for our current needs, but growth potential may require larger facilities due to anticipated addition of personnel. We do not have any policies regarding investments in real estate, securities or other forms of property.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Company Highlights through August, 2015

1)	Our sales for the first six months of 2015 approached $3.2 million, an 18% increase over the same period in 2014.
2)	Our sales for the second quarter of 2015 exceeded $1.7 million, an increase of 20% over the same period in 2014 and a 15% increase over the first quarter of 2015.
3)	We generated positive cash flow from operations of approximately $250,000 during the six month period of 2015.
4)	Our cash balance increased to in excess of $3.6 million.
5)	Our balance sheet continued to improve with working capital of approximately $3.4 million and a working capital ratio of 2.5 to 1.
6)	Excluding non-cash expenses, the first six months of 2015 generated operating income of $251,372.
7)	We initially launched our SampleMD e-coupon solution in April 2015 within Practice Fusion’s EMR and we are now fully integrated. We also began running key campaigns through NextGen in August 2015. Additionally, we have actively engaged and advanced with other leading platforms to position and prioritize integration of services.
8)	We signed an agreement with Allscripts to integrate our eCoupon functionality into their Touchworks platform, which serves many large health systems throughout the country, and to become their exclusive eCoupon provider in all of their platforms.
9)	We sponsored the ePrescribe/EHR conference held in Philadelphia in March 2015, which generated significant leads for our sales force.
10)	We continued to add new brands in 2015 at both existing customers such as AstraZenica and Lilly, as well as at new customers such as Otsuka and Shionogi. AstraZeneca extended their contract and budget for two years to promote 15 of their leading brands.
11)	We continued to prove an outstanding return on investment on our pharmaceutical promotions through independent analytics firms.
12)	We have made substantial progress toward completing major technical upgrades, including migration to a new Oracle database to allow for very robust growth and performance.

The company continues to make significant progress on growing both sides of our business, including expanding new brands and agreements with pharmaceutical companies looking for new ways to promote and reach doctors and patients at point of prescribe; as well as our networks with the dramatic announcement of Allscripts agreeing to exclusively work with OptimizeRx to manage their patient savings within all platforms that will soon include their largest platform Touchworks.

With the addition of Allscripts, we now are the EXCLUSIVE delivery platform of over 200 other EHRs—which represent two thirds of our network.

Simply put, OptimizeRx has now created the largest promotional network that engages more healthcare providers at point of prescribe than any other company, including promotion of our programs within over 350 leading EHRs and growing. This also provides a huge barrier to entry to any potential competitors.

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All of these advancements will have meaningful consequences to further accelerate our growth in the second half of year and into 2016.

However, to further leverage this huge market opportunity of bringing savings and patient support right into physicians workflow, we are seeking top notch sales executives on both sides to help us:

▪	Expand pharma sales account executives, just hired one who has strong specialty products knowledge and 10+ years of pharma experience. Initiating search for Regional VP of Sales.
▪	On the business development side of our channels, we will also be searching for additional support to grow our network, including a new operational manager to interact daily with key clients and assess performance, as well as an additional key business development executiveto work with the team.

We also will be expanding our Investor and Public Relations efforts in the 3rd quarter, including attendance at the Liolios Group's 2015 Gateway Conference in San Francisco, as well as hiring a Public Relations firm.

For our Board of Directors, we are interviewing proven seasoned executives to further add outside guidance and leadership, as well as additional governance.

We are also involved in many strategic partnership discussions with some of the largest healthcare companies in the world to look at new opportunities to leverage our proprietary technology and grow our business.

We generated positive cash flow from operations for the six months ended June 30, 2015, and we expect to continue to do so each quarter for the rest of the year. We expect to achieve profitability in future quarters based on the expected escalation of revenues, unless we make positive decisions to invest in development activities to expand our network reach or commit additional marketing resources to customer procurement activities. The outlay of these funds may negatively affect our profitability in the short term, but we are confident the investment will escalate our revenues in the long term and put us in a better position to attain and increase profitability.

We also generated positive income from operations, when excluding non-cash expenses, as set forth in the table below.

	Six Months Ended June 30
	2015	2014

Net Revenue	$3,193,010	$2,716,236
Revenue Share Expense	1,638,768	1,291,551
Gross Margin	1,554,242	1,424,685
Total Operating Expenses	1,823,269	2386,747
Less Noncash operating expenses	520,399	743,182
Cash operating Expenses	1,302,870	1,643,565
Income (loss) from Operations excluding noncash expenses	$251,372	$(218,880)

Our success in acquiring, integrating and expanding into new promotional EHR/eRx platforms continues to grow as well. We launched our initial brands into Practice Fusion on a limited basis in April 2015 and we fully integrated the rollout at end of June 2015. We are also working extensively with our existing platforms to expand the reach of our eCoupon product to all of their providers, as well as increasing the utilization of the eCoupon functionality by their existing users.

With the growth of both our pharmaceutical products and our distribution network, we expect that our distribution of e-coupons will continue to increase throughout the year and over the levels of last year.

Operating Results

We finished the first six months of 2015 with a loss of approximately $268,000 a substantial reduction over the same period last year, and we generated positive cash flow from operations during 2015.

Results of Operations for the Three and Six Months Ended June 30, 2015 and 2014

Revenues

Our total revenue for the three months ended June 30, 2015 was approximately $1.7 million, an increase of 20% over the approximately $1.425 million from the same period in 2014. Our total revenue for the six months ended June 30, 2015 was approximately $3.2 million, an increase of 18% over the approximately $2.7 million from the same period in 2014. These increased revenues result from both increased pharmaceutical brands being promoted and expanded distribution channels. We expect continued quarter over quarter revenue increases for the balance of 2015.

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Cost of Sales

Our cost of sales, comprised of revenue share expense, increased over the same period in 2014 as a result of both the revenue increases and the LDM settlement signed in February 2014. In addition, revenue share expense as a percentage of revenue in 2015 increased over the same period in 2014 as a result of the LDM settlement. In the three month period, revenue share expense increased slightly to approximately 51.7% of sales in 2015 from approximately 51.1% in the same period in 2014 as a result of product mix. In the six month period, revenue share expense increased to approximately 51.3% of sales in 2015 from approximately 47.5% in the same period in 2014 as a result of the LDM settlement.

As discussed, these increases in revenue share expense as a percentage of revenue result from a combination of factors, including product mix whereby a larger percentage of overall revenues are subject to revenue share, the LDM agreement which resulted in increased revenue share payments, and increased distributions at channel partners with financial incentives to increase distributions that result in higher payments per distribution. We expect revenue share expense as a percentage of revenue in future quarters to continue at levels similar to that of the quarter ended June 30, 2015 as revenues subject to revenue share expense continues to increase as a percentage of our overall revenues.

Operating Expenses

Operating expenses increased from approximately $900,000 for the three month period ended June 30, 2014 to approximately $980,000 for the same period in 2015, an increase of approximately 9%. Operating expenses decreased from approximately $2.4 million for the six month period ended June 30, 2014 to approximately $1.8 for the same period in 2015, a decrease of approximately 24%. The detail by major category is reflected in the table below.

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014

Salaries, Wages, & Benefits	$387,074	$374,180	$782,273	$723,276
Professional Fees	81,405	119,403	154,825	180,020
Board Compensation	12,500	-	25,000	-
Investor Relations	6,991	20,809	32,953	52,745
Consultants	8,698	16,905	29,813	32,719
Advertising and Promotion	-	20,951	37,150	50,551
Depreciation and Amortization	79,668	56,922	159,337	115,828
Development and Maintenance	56,445	36,023	106,860	68,157
Office, Facility, and other	32,233	32,884	71,290	66,360
Travel	34,174	30,937	62,706	69,737

Subtotal	699,188	709,014	1,462,207	1,359,393

Stock-based compensation	281,471	187,515	361,062	627,354
Lawsuit settlement	-	-	-	400,000

Total Operating Expense	$980,659	$896,529	$1,823,269	$2,386,747

The main reasons for the decrease in operating expenses in 2015 are the lawsuit settlement in 2014, which resulted in a $400,000 payment to the plaintiff, and the reduction in stock-based compensation from 2014 to 2015. Ignoring those two items, operating expenses increased approximately 8%, however the majority of those increases related to things implemented after the first quarter of 2014, as opposed to new items in 2015. This would include new hires, as well as the addition of outside Directors and related compensation.

We expect our operating expenses to continue to increase slightly as we further implement our business plan and expand our operations, however, we do not expect those increases to be significant in the near future unless we make the proactive decision to increase marketing dollars spent on customer procurement activities or spend more on development activities to increase our overall reach. We expect development expenditures to increase significantly in the fourth quarter based on planned initiatives. Professional fees are significantly affected by litigation, and we do have litigation in progress, causing those fees to fluctuate from quarter to quarter.

Net Loss

Our net loss for the three months ended June 30, 2015 was approximately $157,000 as compared to a loss of approximately $200,000 during the same period in 2014. Our net loss for the six months ended June 30, 2015 was approximately $268,000 as compared to a loss of approximately $962,000 during the same period in 2014. The reasons for specific components are discussed above. Overall, the decreased loss for the six month period is primarily explained by the decrease in operating expenses.

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Liquidity and Capital Resources

As of June 30, 2015, we had total current assets of approximately $5.6 million, compared with current liabilities of approximately $2.3 million, resulting in working capital of approximately $3.4 million and a current ratio of approximately 2.5 to 1, similar to, but improved over, the working capital of approximately $3.2 million and current ratio of 2.3 to 1 at December 31, 2014. We are currently generating positive cash flow from operations and we expect our working capital balance to continue to improve in future quarters as we continue to generate positive cash flow from operations.

Our operating activities generated approximately $250,000 in cash flow during the six months ended June 30, 2015, compared with cash used in operating activities of approximately $150,000 in the same period in 2014. This increase is primarily the result of the reduced loss for the period.

We used approximately $50,000 in investing activities in the six months ended June 30, 2015 compared with approximately $215,000 in the same period in 2014. These investment activities relate to improvements being implemented in our SampleMD website, as well as protection and expansion of our patent portfolio. These items both represent important components of our business strategy moving forward.

There were no cash flows from financing activities in 2015, however financing activities provided approximately $2.8 million during the six months ended June 30, 2014. This resulted from a $10 million equity raise in March 2014, partially offset by costs of the raise and redemption of all the common stock, preferred stock, and warrants held by a major shareholder that significantly reduced the fully diluted shares count, even when considering the new equity issued. With the financing and cash on hand, we have sufficient cash to operate our business for more than the next twelve months and we do not anticipate the need to raise additional equity for operating purposes, however we may consider a strategic investments that would allow us to accelerate the growth of the business.

Off Balance Sheet Arrangements

As of June 30, 2015, there were no off balance sheet arrangements.

Critical Accounting Policies

In December 2001, the SEC requested that all registrants list their most “critical accounting polices” in the Management Discussion and Analysis. The SEC indicated that a “critical accounting policy” is one which is both important to the portrayal of a company’s financial condition and results, and requires management’s most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain. Our accounting policies are discussed in the footnotes to our financial statements included in our annual report on Form 10-K for the year ended December 31, 2014, however we consider our critical accounting policies to be those related to revenue recognition, revenue share expense, stock-based compensation, capitalization and related amortization of intangible assets, and impairment of assets.

Recently Issued Accounting Pronouncements

The Company does not expect the adoption of recently issued accounting pronouncements to have a significant impact on the Company’s results of operation, financial position or cash flow.

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CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Other than described below or the transactions described under the heading “Executive Compensation” or “Description of Securities” (or with respect to which such information is omitted in accordance with SEC regulations), there have not been, and there is not currently proposed, any transaction or series of similar transactions to which we were or will be a participant in which the amount involved exceeded or will exceed the lesser of $120,000 or one percent of the average of our total assets at year-end for the last two completed fiscal years, and in which any director, executive officer, holder of 5% or more of any class of our capital stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest.

On March 17, 2014, we raised gross proceeds of $10,000,000 in an unregistered offering (the “Offering”) with certain accredited investors. We used a portion of the net proceeds of the Offering to exercise the Securities Redemption Option Agreement, as amended, with Vicis Capital Master Fund (“Vicis”) that provides us with an option to purchase all of the outstanding shares and derivative securities held by Vicis for total payment of six million dollars ($6,000,000). The shares and derivative securities include the Series A Convertible Preferred Stock, Series B Convertible Preferred Stock, Common Stock, and warrants to purchase shares of common stock held by Vicis in our company. In connection with this fundraising, we agreed to grant 200,000 shares of fully vested common stock to officers David, Harrell, David Lester, and Terry Hamilton.

In February 2014, we agreed to grant 337,500 shares of common stock, half of which vested immediately and half of which vested in August 2014, to both David Harrell and Terry Hamilton as bonuses based on their efforts to recapitalize the company to secure approximately $3 million in working capital while reducing potential fully diluted shares by approximately 7 million shares. Stock-based compensation related to these bonuses was $570,375 during the year ended December 31, 2014. These shares have not yet been issued and are recorded as stock payable, but can be requested by the officers at any time.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock is quoted under the symbol “OPRX” on the OTCQB operated by OTC Markets Group, Inc.  Only a limited market exists for our securities. There is no assurance that a regular trading market will develop, or if developed, that it will be sustained. Therefore, a shareholder may be unable to resell his securities in our company.

The following tables set forth the range of high and low prices for our common stock for the each of the periods indicated as reported by the OTCQB. These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

Fiscal Year Ending December 31, 2013
Quarter Ended	High $	Low $
December 31, 2013	1.65	0.91
September 30, 2013	1.80	0.88
June 30, 2013	1.91	1.12
March 31, 2013	1.42	0.96

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Fiscal Year Ending December 31, 2014
Quarter Ended	High $	Low $
December 31, 2014	1.15	0.80
September 30, 2014	1.54	1.10
June 30, 2014	1.80	1.42
March 31, 2014	1.95	1.41

On September 29, 2015, the last sales price per share of our common stock was $0.99.

Penny Stock

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a market price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock, to deliver a standardized risk disclosure document prepared by the SEC, that: (a) contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading; (b) contains a description of the broker's or dealer's duties to the customer and of the rights and remedies available to the customer with respect to a violation of such duties or other requirements of the securities laws; (c) contains a brief, clear, narrative description of a dealer market, including bid and ask prices for penny stocks and the significance of the spread between the bid and ask price; (d) contains a toll-free telephone number for inquiries on disciplinary actions; (e) defines significant terms in the disclosure document or in the conduct of trading in penny stocks; and (f) contains such other information and is in such form, including language, type size and format, as the SEC shall require by rule or regulation.

The broker-dealer also must provide, prior to effecting any transaction in a penny stock, the customer with (a) bid and offer quotations for the penny stock; (b) the compensation of the broker-dealer and its salesperson in the transaction; (c) the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and (d) a monthly account statement showing the market value of each penny stock held in the customer's account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written acknowledgment of the receipt of a risk disclosure statement, a written agreement as to transactions involving penny stocks, and a signed and dated copy of a written suitability statement.

These disclosure requirements may have the effect of reducing the trading activity for our common stock. Therefore, stockholders may have difficulty selling our securities.

Holders of Our Common Stock

As of September 29, 2015, we had 28,960,925 shares of our common stock issued and outstanding, held by 321 shareholders of record at our transfer agent, with additional shareholders in street name.

Dividends

We currently intend to retain future earnings for the operation of our business. We have never declared or paid cash dividends on our common stock, and we do not anticipate paying any cash dividends in the foreseeable future.

In the event that a dividend is declared, common stockholders on the record date are entitled to share ratably in any dividends that may be declared from time to time on the common stock by our board of directors from funds legally available.

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There are no restrictions in our articles of incorporation or bylaws that restrict us from declaring dividends. The Nevada Revised Statutes, however, do prohibit us from declaring dividends where, after giving effect to the distribution of the dividend:

1.	We would not be able to pay our debts as they become due in the usual course of business; or

2.	Our total assets would be less than the sum of our total liabilities, plus the amount that would be needed to satisfy the rights of shareholders who have preferential rights superior to those receiving the distribution.

Securities Authorized for Issuance under Equity Compensation Plans

On June 13, 2013, our Board of Directors adopted the 2013 Equity Incentive Plan (the “Plan”). The purpose of the Plan is to attract and retain the best available personnel for positions of substantial responsibility with us, to provide additional incentive to employees, directors and consultants, and to promote our success. Under the Plan, we may issue up to an aggregate total of 1,500,000 incentive or non-qualified options to purchase our common stock or stock awards.

Equity Compensation Plans as of December 31, 2014

Plan Category	Number of Securities to be issued upon exercise of outstanding options	Weighted-average exercise price of outstanding options	Number of Securities remaining available for future issuance under equity compensation plans
	(a)	(b)	(c)
Plan approved by shareholders (2013 Equity Compensation Plan)	552,500	$1.51	410,000
Plan not approved by shareholders (Other Equity Compensation (includes options and warrants))	2,609,139	$1.54	–
Total	3,161,639	$1.53	410,000

Recent Sales of Unregistered Securities

In January 2015, we issued 12,500 shares of restricted common stock to our outside Directors as part of our director compensation package for services rendered in the fourth quarter of 2014.

In March 2015, we signed a capital markets advisory agreement whereby we agreed to issue 90,000 shares of common stock in two increments as payment for the advisory services. The first 45,000 shares were issued in March 2015.

On June 24, 2015, our Board of Directors resolved to award our CEO, David Harrell, 79,042 restricted shares of our common stock in recognition of his contributions to our company. We also resolved to award our Vice President of Sales, Terry Hamilton, 118,563 restricted shares of our common stock in recognition of his contributions to our company. The awards are subject to the terms of our 2013 Incentive Plan and to their respective Restricted Stock Award Agreements.

On June 24, 2015, our Board of Directors resolved to grant our CFO, Doug Baker, an option to acquire 100,000 shares of our common stock with an exercise price of $1.05 per share in recognition of his contributions to our company. The option will vest over a one year period and will expire in five years. The grant is subject to the terms of our 2013 Incentive Plan and to the Stock Option Agreement in favor of Mr. Baker.

On June 24, 2015, our Board of Directors approved an amendment to Mr. Baker’s May 19, 2014 option to acquire 100,000 shares of our common stock with an exercise price of $1.72 per share (the “Old Option”). The amendment modifies the Old Option’s exercise price to $1.05 per share. The amendment did not change the option’s vesting schedule or any other terms.

On September 24, 2015, we issued 6,011,106 shares of our common stock to WPP Luxembourg Gamma Three Sarl, an accredited investor, at $0.7875 per share for total proceeds of $4,733,746.

These securities were issued pursuant to Section 4(2) of the Securities Act and/or Rule 506 promulgated thereunder. The holders represented their intention to acquire the securities for investment only and not with a view towards distribution. The investors were given adequate information about us to make an informed investment decision. We did not engage in any general solicitation or advertising. We directed our transfer agent to issue the stock certificates with the appropriate restrictive legend affixed to the restricted stock.

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EXECUTIVE COMPENSATION

The table below summarizes all compensation awarded to, earned by, or paid to our former or current executive officers for the fiscal years ended December 31, 2014 and 2013.

Name and principal position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	All Other Compensation ($)	Total ($)
Shad Stastney	2014	-0-		252,500			252,500
Former Chairman, President, CEO and Director	2013	126,762		252,500			379,262
David A. Harrell	2014	183,750	100,000	394,969			678,719
Chairman, Chief Executive Officer, Chief Strategic Officer and Director	2013	180,104	19,151				199,255
David Lester	2014	163,438	70,000	94,500			327,938
COO, Secretary, Treasurer and Director	2013	157,500	15,000				172,500
Terence J. Hamilton	2014	163,438	70,000	458,906			692,344
VP of Sales and Director	2013	157,500	11,000				168,500
Douglas Baker	2014	78,125			131,110		209,235
CFO	2013	-0-					-0-

Narrative Disclosure to the Summary Compensation Table

On September 20, 2013, we entered into a Separation Agreement with Mr. Stastney regarding the terms and conditions of his departure from the Company (the “Agreement”). Pursuant to the provisions of the Agreement, we agreed with Mr. Stastney as follows:

●	As of the date of the Agreement, Mr. Stastney was no longer an officer or director of our company and all prior agreements with Mr. Stastney were terminated in their entirety;

●	Mr. Stastney received 500,000 shares of our common stock, half in September 2013 and the balance in January, 2014;

●	We agreed to use our best efforts to register Mr. Stastney’s shares on Form S-8 by March 1, 2014 if such shares were eligible for S-8 registration;

●	We paid Mr. Stastney $126,762 and his reasonable out of pocket expenses incurred on our behalf;

●	The parties agreed to a mutual release of all claims and Mr. Stastney further agreed to certain covenants as provided for in the Agreement; and

●	Mr. Stastney was involved with the company as a consultant for one year to assist us on financing activities, strategic and legal initiatives, and to help the transition with several ongoing projects.

On June 1, 2008, we entered into an employment agreement with Mr. Harrell to serve as our CEO. The agreement was amended on January 14, 2013 to account for his new positions as CSO and Vice Chairman. The terms of his compensation, was an annual salary of $144,000 with a 5% cost of living increase on each 12 month anniversary. Mr. Harrell is also eligible for additional quarterly and annual bonus compensation, stock options, and stock grants based on performance metrics outlined by our board of directors. He is entitled to vacation and sick days, and other benefits included in the agreement. On March 18, 2010, we entered into an addendum to the employment agreement to increase his compensation to $152,004 annually.

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On July 28, 2010, we amended Mr. Harrell’s employment agreement to include a covenant not to compete covering the term of employment and continuing for a period of two years thereafter. As a result of the same amendment, Mr. Harrell is entitled to severance payments if he is terminated with or without cause. Such payments would be due monthly at his then current salary rate for a period of 24 months following termination. On August 14, 2013, we amended the employment agreement with Mr. Harrell Pursuant to the terms and conditions of the Amendment to Employment Agreement with David Harrell:

●	Mr. Harrell will serve as Vice Chairman of the Board and Chief Strategy Officer of our company;

●	The term of Mr. Harrell’s employment shall be for one year, and shall automatically renew for each year thereafter unless terminated on thirty days’ notice before the end of the term; and

●	Mr. Harrell will earn a base salary of $183,750 per year;

Mr. Harrell’s contract also contains a provision providing for a 5% annual salary increase, which he waived on various occasions in the past. On August 14, 2013 we granted restricted stock awards under our 2013 Incentive Plan. Mr. David Harrell was awarded 121,875 shares of our common stock. The award vested in 2014 and was valued at $1.69 per share. Mr. Harrell was granted an additional restricted stock award of 100,000 shares under our 2013 Incentive Plan on January 9, 2014. This award was fully vested at the time of grant and was valued at $1.89 per share.

On April 6, 2009, we entered into an employment agreement with Mr. Lester to serve as our Chief Executive Officer. The agreement was amended on January 14, 2013 to account for his new positions as COO, Secretary and Treasurer. Under the agreement, we agreed to compensate Mr. Lester $150,000 annually and we granted him options to purchase 500,000 shares of our common stock, with 25% vesting immediately and 25% vesting after the completion of each quarter of hire. Mr. Lester is also eligible for additional quarterly and annual bonus compensation, stock options, and stock grants based on performance metrics outlined by our board of directors. He is entitled to vacation and sick days, and other benefits included in the agreement.

On August 14, 2013, we amended the employment agreement with Mr. Lester. Pursuant to the terms and conditions of the Amendment to Employment Agreement with David Lester:

●	Mr. Lester will serve as Chief Operating Officer of our company; and

●	Mr. Lester will earn a base salary of $157,500 per year.

On March 16, 2014, Mr. Lester’s salary was increased to a base salary of $165,000, but no formal contract amendment was signed.

Mr. Lester was granted a restricted stock award of 50,000 shares under our 2013 Incentive Plan on January 9, 2014. This award was fully vested at the time of grant and was valued at $1.89 per share.

Effective February 1, 2015, Mr. Lester’s employment contract was terminated. On that date, he moved from Chief Operating Officer to the role of Vice President, Channel Management and his new salary is $135,000 per year. He continues to be entitled to vacation, sick days, and the other benefits afforded to all employees.

On August 1, 2008, we entered into an employment agreement with Mr. Hamilton to serve as our VP of Sales. Under the agreement, we agreed to compensate Mr. Hamilton $120,000 annually and we granted him options to purchase 150,000 shares of our common stock in 2009. Mr. Hamilton is also eligible for additional quarterly and annual bonus compensation, stock options, and stock grants based on performance metrics outlined by our board of directors. He is entitled to vacation and sick days, and other benefits included in the agreement. On March 18, 2010, we entered into an addendum to the employment agreement to increase his compensation to $150,000 annually.

36

On July 28, 2010, we amended Mr. Hamilton’s employment agreement to include a covenant not to compete covering the term of employment and continuing for a period of one year thereafter. As a result of the same amendment, Mr. Hamilton is entitled to severance payments if he is terminated with or without cause. Such payments would be due monthly at his then current salary rate for a period of 12 months following termination. On August 14, 2013, we amended the employment agreement with Mr. Hamilton. Pursuant to the terms and conditions of the Amendment to Employment Agreement with Terry Hamilton:

●	Mr. Hamilton will earn a base salary of $157,500 per year.

On March 16, 2014, Mr. Hamilton’s salary was increased to a base salary of $165,000, but no formal contract amendment was signed. His salary remains at that level as of the date of this filing.

On August 14, 2013 we granted restricted stock awards under our 2013 Incentive Plan. Mr. Hamilton was awarded 215,625 shares of our common stock. The award vested in 2014 and was valued at $1.69 per share. Mr. Hamilton was granted an additional restricted stock award of 50,000 shares under our 2013 Incentive Plan on January 9, 2014. This award was fully vested at the time of grant and was valued at $1.89 per share.

On May 12, 2014, we entered into an employment agreement with Mr. Baker, our new Chief Financial Officer. Under the agreement, we agreed to compensate Mr. Baker $125,000 annually and we granted him options to purchase 100,000 shares of our common stock, with 50% vesting after one year and 50% vesting after two years of hire. The options were valued at 1.3111 per share, or a total of $131,110, for financial statement purposes using the Black-Scholes pricing model.

Mr. Baker is also eligible for additional quarterly and annual bonus compensation, stock options, and stock grants based on performance metrics outlined by our board of directors. He is entitled to vacation and sick days, and other benefits included in the agreement.  As of April 1, 2015, Mr. Baker’s base salary will be increased to $150,000, but no formal contract amendment has been signed.

Outstanding Equity Awards at Fiscal Year-End

The table below summarizes all unexercised options, stock that has not vested, and equity incentive plan awards for each named executive officers as of December 31, 2014.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

OPTION AWARDS						STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (#)
David	200,000			$1.81	4/26/15
Harrell	46,850			$1.00	5/31/16
David Lester	49,000			$1.00	5/31/16
Douglas Baker		100,000		$1.72	5/19/19
Terence J. Hamilton	122,000			$1.00	5/31/16

37

Director Compensation

The table below summarizes all compensation of our directors as of December 31, 2014.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	All Other Compensation ($)	Total ($)
Gus D. Halas	9,986	11,827			21,813
Jack Pinney	9,579	11,315			20,894

Narrative Disclosure to the Director Compensation Table

Pursuant to our Director Compensation Plan, non-employee directors (“Outside Directors”) shall receive (a) a $25,000 annual cash retainer, payable in equal quarterly installments, and (b) reimbursement for expenses related to Board meeting attendance and any committee participation. Directors are expected to attend four meetings per year as well as spend an additional 10 – 20 hours per month on company matters. In addition, Outside Directors shall receive 25,000 shares of Common Stock, payable in equal quarterly installments, which shall vest immediately. Directors that are also employees of our company shall not receive additional compensation for serving on the Board. Both the cash retainer and stock awards are prorated for partial quarters of service when a new Director joins the Board. Both Dr. Pinney and Mr. Halas joined the Board in August, 2014.

38

FINANCIAL STATEMENTS

Index to Financial Statements Required by Article 8 of Regulation S-X:

Audited Financial Statements:
F-1 and F-2	Reports of Independent Registered Public Accounting Firms;
F-3	Consolidated Balance Sheets as of December 31, 2014 and 2013;
F-4	Consolidated Statements of Operations for the years ended December 31, 2014 and 2013;
F-5	Consolidated Statement of Stockholders’ Equity as of December 31, 2014;
F-7	Consolidated Statements of Cash Flows for the years ended December 31, 2014 and 2013; and
F-8	Consolidated Notes to Financial Statements.

Unaudited Financial Statements:
F-24	Consolidated Balance Sheets as of June 30, 2015 and December 31, 2014;
F- 25	Consolidated Statements of Operations for the three and six months ended June 30, 2015 and 2014;
F- 26	Consolidated Statements of Cash Flows for the six months ended June 30, 2015 and 2014; and
F- 27	Consolidated Notes to Financial Statements.

39

Silberstein Ungar, PLLC CPAs and Business Advisors

30600 Telegraph Road, Suite 2175

Bingham Farms, MI 48025-4586

 REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

OptimizeRx Corporation

Rochester, Michigan

We have audited, before the effects of the adjustments for the correction of the errors described in Note 17, the accompanying consolidated balance sheet of OptimizeRx Corporation as of December 31, 2013, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the year then ended (the 2013 financial statements before the effects of the adjustments discussed in Note 17 have been withdrawn and are not presented herein). The 2013 financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company has determined that it is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, except for the errors described in Note 17, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of OptimizeRx Corporation as of December 31, 2013, and the results of its operations and cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

We were not engaged to audit, review, or apply any procedures to the adjustments for the correction of the errors described in Note 17 and, accordingly, do not express an opinion or any other form of assurance about whether such adjustments are appropriate and have been properly applied. Those adjustments were audited by KLJ & Associates, LLP.

/s/ Silberstein Ungar, PLLC

Silberstein Ungar, PLLC

Bingham Farms, Michigan

March 20, 2014

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and

Stockholders of OptimizeRx Corporation

We have audited the accompanying consolidated balance sheet of  OptimizeRx Corporation as of December 31, 2014 and the related consolidated statements of operations, stockholders’ equity, and cash flows for the year then ended. OptimizeRx Corporation’s management is responsible for these consolidated financial statements. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of OptimizeRx Corporation as of December 31, 2014, the results of their operations, and their cash flows, for the year ended December 31, 2014, in conformity with accounting principles generally accepted in the United States of America.

We also audited the adjustments described in Note 17 that were applied to restate the 2013 financial statements to correct an error. In our opinion, such adjustments are appropriate and have been properly applied. We were not engage to audit, review or apply any procedures to the 2013 financial statements of the Company other than with respect to the adjustments and, accordingly, we do not express an opinion or any other form of assurance on the 2013 financial statements taken as a whole.

/s/ KLJ & Associates, LLP KLJ & Associates, LLP
St. Louis Park, MN
March 30, 2015

F-2

OPTIMIZERx CORPORATION

Consolidated Balance Sheet as of

December 31, 2014 and 2013

		December 31,
	December 31,	2013
	2014	(restated)
ASSETS
Current Assets
Cash and cash equivalents	$3,446,973	$1,118,243
Accounts receivable	2,100,381	1,511,709
Prepaid expenses	28,093	11,771
Total Current Assets	5,575,447	2,641,723
Property and equipment, net	12,813	15,057
Other Assets
Patent rights, net	930,854	885,950
Web development costs, net	504,643	404,986
Security deposit	5,049	5,049
Total Other Assets	1,440,546	1,295,985
TOTAL ASSETS	$7,028,806	$3,952,765
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable - trade	$200,372	$188,739
Accounts payable - related party	570,000	570,000
Accrued expenses	25,459	12,000
Revenue share payable	1,502,761	1,287,552
Deferred revenue	120,130	226,272
Total Liabilities	2,418,722	2,284,563
Stockholders' Equity
Preferred stock, $.001 par value, 10,000,000 shares authorized, 0 and 65 shares issued and outstanding at December 31, 2014 and 2013, respectively	-0-	-0-
Common stock, $.001 par value, 500,000,000 shares authorized, 22,867,319 and 14,817,496 shares issued and outstanding at December 31, 2014 and 2013, respectively	22,867	14,817
Stock warrants	2,153,295	18,148,049
Additional paid-in-capital	27,595,609	8,875,155
Stock Payable	963,063	-0-
Deferred stock compensation	-0-	(270,462)
Accumulated deficit	(26,124,750)	(25,099,357)
Total Stockholders' Equity	4,610,084	1,668,202
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$7,028,806	$3,952,765

The accompanying notes are an integral part of these financial statements.

F-3

OPTIMIZERx CORPORATION

Consolidated Statements of Operations for the Years

Ended December 31, 2014 and 2013

		For the
	For the	year ended
	year ended	December 31,
	December 31,	2013
	2014	(restated)

NET REVENUE	$6,502,962	$4,679,741
REVENUE SHARE EXPENSE	3,221,534	1,861,316
GROSS MARGIN	3,281,428	2,818,425
EXPENSES
Operating expenses
Stock-based compensation	1,172,242	523,382
Depreciation and amortization	264,340	193,791
Lawsuit settlement	400,000	-0-
Other operating expenses	2,471,174	2,368,788
Total Operating expenses	4,307,756	3,085,961
LOSS FROM OPERATIONS	(1,026,328)	(267,536)
OTHER INCOME
Interest income	935	246
Interest expense	-0-	-0-
TOTAL OTHER INCOME	935	246
LOSS BEFORE PROVISION FOR INCOME TAXES	(1,025,393)	(267,290)
PROVISION FOR INCOME TAXES	-0-	-0-
NET LOSS	$(1,025,393)	$(267,290)
WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING: BASIC	22,382,415	14,388,017
WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING: FULLY DILUTED	24,008,353	21,196,096
NET LOSS PER SHARE: BASIC AND DILUTED (no separate per share amount shown because loss is antidilutive)	$(0.04)	$(0.02)

The accompanying notes are an integral part of these financial statements.

F-4

OPTIMIZERx CORPORATION

Consolidated Statement of Stockholders’ Equity for the Year

Ended December 31, 2013 (restated)

	Preferred Stock	Preferred Stock	Common Stock	Common Stock	Stock	Additional Paid-in	Stock	Deferred Stock	Accumulated	Total Stockholders’
	Shares	Amount	Shares	Amount	Warrants	Capital	Payable	Compensation	Deficit	Equity
Balance, January 1, 2013	65	$-0-	14,232,496	$14,232	$20,058,051	$6,164,666	$-0-	$-0-	$(24,832,067)	$1,404,882
Issuance of stock options:
to employees						7,720				7,720
for consulting						146,412		(59,134)		87,278
Issuance of common stock:
for services			84,000	84		141,856		(36,520)		105,420
for severance			500,000	500		504,500		(505,000)		-0-
for correction of prior issue			1,000	1		(1)				-0-
Reclassification for expired warrants					(1,910,002)	1,910,002				-0-
Expense consulting services								330,192		330,192
Net loss for the year									(267,290)	(267,290)
Balance, December 31, 2013 (restated)	65	$-0-	14,817,496	$14,817	$18,148,049	$8,875,155	$-0-	$(270,462)	$(25,099,357)	$1,668,202

 The accompanying notes are an integral part of these financial statements.

F-5

OPTIMIZERx CORPORATION

Consolidated Statement of Stockholders’ Equity for the Year

Ended December 31, 2014

	Preferred Stock	Preferred Stock	Common Stock	Common Stock	Stock	Additional Paid-in	Stock	Deferred Stock	Accumulated	Total Stockholders’
	Shares	Amount	Shares	Amount	Warrants	Capital	Payable	Compensation	Deficit	Equity
Balance, December 31, 2013 (restated)	65	$-0-	14,817,496	$14,817	$18,148,049	$8,875,155	$-0-	$(270,462)	$(25,099,357)	$1,668,202
Issuance of stock options:
to employees						272,804				272,804
to consultants						16,935		(16,935)		-0-
Issuance of common stock:
for services			167,065	167		26,812	14,688			41,667
for cash			8,333,333	8,333		8,408,699	378,000			8,795,032
for warrant exercise			445,765	446	(694,133)	693,687				-0-
Issue warrants for equity raise					1,110,211	(1,110,211)				-0-
Issue stock rights to officers							570,375			570,375
Reclassify expired and redeemed warrants					(16,410,832)	16,410,832				-0-
Expense consulting services								287,397		287,397
Redeem shares for cash	(65)	-0-	(896,340)	(896)		(5,999,104)				(6,000,000)
Net loss for the year									(1,025,393)	(1,025,393)
Balance, December 31, 2014	-0-	$-0-	22,867,319	$22,867	$2,153,295	$27,595,609	$963,063	$-0-	$(26,124,750)	$4,610,084

 The accompanying notes are an integral part of these financial statements.

F-6

OPTIMIZERx CORPORATION

Consolidated Statements of Cash Flows for the Years

Ended December 31, 2014 and 2013

		For the
	For the	year ended
	year ended	December 31,
	December 31,	2013
	2014	(restated)

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss for the period	$(1,025,393)	$(267,290)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	264,340	193,791
Loss on disposal of assets	3,295	-0-
Stock options issued for services	272,804	94,998
Stock-based compensation	899,438	435,612
Changes in:
Accounts receivable	(588,672)	(894,911)
Prepaid expenses	(16,322)	56,387
Accounts payable	11,633	134,046
Revenue share payable	215,210	1,196,975
Accrued expenses	13,459	6,000
Deferred revenue	(106,142)	177,020
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	(56,350)	1,132,628
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(6,984)	-0-
Patent rights	(110,551)	(150,588)
Web development costs	(292,417)	(148,060)
NET CASH USED IN INVESTING ACTIVITIES	(409,952)	(298,648)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock	8,795,032	-0-
Redemption of common and preferred stock	(6,000,000)	-0-
NET CASH PROVIDED BY FINANCING ACTIVITIES	2,795,032	-0-
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	2,328,730	833,980
CASH AND CASH EQUIVALENTS - BEGINNING OF PERIOD	1,118,243	284,263
CASH AND CASH EQUIVALENTS - END OF PERIOD	$3,446,973	$1,118,243
SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for interest	$-0-	$-0-
Cash paid for income taxes	$-0-	$-0-
SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND FINANCING ACTIVITIES:
Common stock issued for future services	$-0-	$270,462

 The accompanying notes are an integral part of these financial statements.

F-7

OPTIMIZERx CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2014

NOTE 1 – NATURE OF BUSINESS

OptimizeRx Corporation, is a technology solutions company targeting the health care industry. Our objective is to bring better access to better care through connecting patients, physicians and pharmaceutical manufacturers through technology. Originally defined as a marketing and advertising company through our consumer website, we have matured into a technology solutions provider as we launched our direct to physician solution, SampleMD. SampleMD allows physicians to search, print and send available sample trial vouchers and/or co-pay coupons on behalf of their patients. The SampleMD solution is integrated into the physician’s ePrescribing or Electronic Medical Records applications, but could also be a stand-alone desktop application. OptimizeRx solutions provide pharmaceutical manufacturers a direct to physician channel for communicating and promoting their products. It provides health care providers a means to provide sampling and coupons without having to physically store samples on site, and it provides better access and affordability to patients.

The company was originally formed as Optimizer Systems, LLC in the State of Michigan on January 31, 2006. It incorporated in the State of Michigan on October 22, 2007 and changed its name to OptimizeRx Corporation. On April 14, 2008, RFID, Ltd., a Colorado corporation, consummated a reverse merger by entering into a share exchange agreement with the stockholders of OptimizeRx Corporation, pursuant to which the stockholders of OptimizeRx Corporation exchanged all of the issued and outstanding capital stock of OptimizeRx Corporation for 1,256,958 shares of common stock of RFID, Ltd., representing 100% of the outstanding capital stock of RFID, Ltd. As of April 30, 2008, RFID’s officers and directors resigned their positions and RFID changed its business to OptimizeRx’s business. On April 15, 2008, RFID, Ltd.’s corporate name was changed to OptimizeRx Corporation. On September 4, 2008, a migratory merger was completed, thereby changing the state of incorporation from Colorado to Nevada, resulting in the current corporate structure, in which OptimizeRx Corporation, a Nevada corporation, is the parent corporation, and OptimizeRx Corporation, a Michigan corporation, which is a wholly-owned subsidiary (together, "OptimizeRx" and "the Company").

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The financial statements of the Company have been prepared in accordance with generally accepted accounting principles in the United States of America and are presented in US dollars.

Accounting Basis

The Company uses the accrual basis of accounting and accounting principles generally accepted in the United States of America (“GAAP” accounting). The Company has adopted a December 31 fiscal year end.

Principles of Consolidation

The financial statements reflect the consolidated results of OptimizeRx Corporation (a Nevada corporation) and its wholly owned subsidiary OptimizeRx Corporation (a Michigan corporation). All material inter-company transactions have been eliminated in the consolidation.

Cash and Cash Equivalents

For purposes of the accompanying financial statements, the Company considers all highly liquid instruments with an initial maturity of three months or less to be cash equivalents.

F-8

OPTIMIZERx CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2014

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Fair Value of Financial Instruments

The fair value of cash, accounts receivable, prepaid expenses, accounts payable, accounts payable – related party, accrued expenses and deferred revenue approximates the carrying amount of these financial instruments due to their short-term nature.

Fair value is defined as the price that would be received upon sale of an asset or paid upon transfer of a liability in an orderly transaction between market participants at the measurement date and in the principal or most advantageous market for that asset or liability. The fair value should be calculated based on assumptions that market participants would use in pricing the asset or liability, not on assumptions specific to the entity. In addition, the fair value of liabilities should include consideration of non-performance risk including our own credit risk.

In addition to defining fair value, the disclosure requirements around fair value establish a fair value hierarchy for valuation inputs which is expanded. The hierarchy prioritizes the inputs into three levels based on the extent to which inputs used in measuring fair value are observable in the market. Each fair value measurement is reported in one of the three levels which is determined by the lowest level input that is significant to the fair value measurement in its entirety. These levels are:

Level 1 – inputs are based upon unadjusted quoted prices for identical instruments traded in active markets.

Level 2 – inputs are based upon significant observable inputs other than quoted prices included in Level 1, such as quoted prices for identical or similar instruments in markets that are not active, and model-based valuation techniques for which all significant assumptions are observable in the market or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 – inputs are generally unobservable and typically reflect management’s estimates of assumptions that market participants would use in pricing the asset or liability. The fair values are therefore determined using model-based techniques that include option pricing models, discounted cash flow models, and similar techniques. The Company’s stock options and warrants are valued using level 3 inputs.

The carrying value of the Company’s financial assets and liabilities which consist of cash, accounts receivable, prepaid expenses, patent rights, web development costs, accounts payable, accounts payable – related party, accrued expenses and deferred revenue are valued using level 1 inputs. The Company believes that the recorded values approximate their fair value due to the short maturity of such instruments. Unless otherwise noted, it is management’s opinion that the Company is not exposed to significant interest, exchange or credit risks arising from these financial instruments.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable are reported at realizable value, net of allowances for doubtful accounts, which is estimated and recorded in the period the related revenue is recorded. The Company has a standardized approach to estimate and review the collectability of its receivables based on a number of factors, including the period they have been outstanding. Historical collection and payer reimbursement experience is an integral part of the estimation process related to allowances for doubtful accounts. In addition, the Company regularly assesses the state of its billing operations in order to identify issues, which may impact the collectability of these receivables or reserve estimates. Because the Company’s customers are primarily large well capitalized companies, historically there has been very little bad debt expense. Bad debt expense was $0 for each of the years ended December 31, 2014 and 2013. The allowance for doubtful accounts was $0 as of both December 31, 2014 and 2013.

F-9

OPTIMIZERx CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2014

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Property and Equipment

The capital assets are being depreciated over their estimated useful lives of three to seven years using the straight-line method of depreciation for book purposes.

Revenue Recognition and Revenue Share Expense

Revenue is recognized when it is earned. Revenues are generated from our SampleMD activities in which we deliver eCoupons and eVouchers through a distribution network of ePrescribers and Electronic Health Record technology providers (channel partners), or from reselling services that complement our business for other of our partners.

We recognize setup fees that are required for integrating client offerings and campaigns into the SampleMD content delivery system and network upon completion of the setup and launch of the client’s campaign within the SampleMD system. As the eCoupons and or eVouchers are distributed through the SampleMD platform and network of channel partners (a transaction), these transactions are recorded and revenue is recognized at the time of distribution. Revenue for transactions can be realized based on a price per distribution or a price per redemption depending on the client contract. Additionally, the company also recognizes revenue for providing program performance reporting and maintenance, either by the company directly delivering reports or by providing access to its online reporting portal that the client can utilize. These fees are charged monthly and recognized as recurring monthly revenue.

The company on occasion has also resold products and or services that are available through our channel partners, and that is complementary to our core businesses and client base. In these instances net revenue is recognized based on the commission based revenue split that the company receives.

Based on the volume of transactions that are delivered through our channel partner network, we provide a revenue share to compensate the partner for their promotion of the campaign. Revenue shares are a negotiated percentage of the transaction fees and can also be specific to special considerations and campaigns. In addition, we pay revenue share to PDR/LDM as a result of a 2014 legal settlement in an amount equal to the greater of 10% of eCoupon revenues generated or $0.37 per eCoupon distributed.

Income Taxes

Income taxes are computed using the asset and liability method. Under the asset and liability method, deferred income tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities and are measured using the currently enacted tax rates and laws. A valuation allowance is provided for the amount of deferred tax assets that, based on available evidence, are not expected to be realized.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Estimates and assumptions have been made in determining the depreciable lives of such assets and the allowance for doubtful accounts receivable. Actual results could differ from these estimates.

Concentration of Credit Risks

The Company maintains its cash and cash equivalents in bank deposit accounts, which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts; however, amounts in excess of the federally insured limit may be at risk if the bank experiences financial difficulties.

F-10

OPTIMIZERx CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2014

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Research and Development

The Company expenses research and development expenses as incurred. Our research efforts are focused on understanding the market dynamics that have the potential to affect the business in both the short and long term. Our primary goal is to help patients better afford and access the medicines their doctor prescribes, as well as other healthcare products and services they need. Based on this, the Company continually seeks better ways to meet this mission through improved technology, better user experiences and new ways to engage industries to provide new support for patients needing their products, as well seeking new services and solutions to offer.

Share-based Payments

The Company uses the fair value method to account for stock-based compensation. The fair value of the equity instrument is charged directly to compensation expense and additional paid-in capital over the period during which services are rendered. The fair value of each award is estimated on the date of each grant. For restricted stock the fair market value is based on the market value of the stock granted on the date of the grant. For options, it is estimated using the Black Scholes option pricing model that uses the assumptions noted in the following table. Estimated volatilities are based on the historical volatility of the Company’s stock over the same period as the expected term of the options. The expected term of options granted represents the period of time that options granted are expected to be outstanding. The Company uses historical data to estimate option exercise behavior and to determine this term. The risk free rate used is based on the U.S. Treasury yield curve in effect at the time of the grant using a time period equal to the expected option term. The Company has never paid dividends and does not expect to pay any dividends in the future.

	2014	2013

Expected dividend yield	0%	0%
Risk free interest rate	0.90%-1.44%	0.79%-1.42%
Expected option term	3.5 years	5.0 years
Turnover/forfeiture rate	0%	0%
Expected volatility	117% - 138%	155% - 171%

The Black-Scholes option valuation model and other existing models were developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. These option valuation models require the input of, and are highly sensitive to, subjective assumptions including the expected stock price volatility. OptimizerRx’s stock options have characteristics significantly different from those of traded options, and changes in the subjective input assumptions could materially affect the fair value estimate.

Loss Per Common and Common Equivalent Share

The computation of basic earnings per common share is computed using the weighted average number of common shares outstanding during the year. The computation of diluted earnings per common share is based on the weighted average number of shares outstanding during the year plus common stock equivalents which would arise from the exercise of warrants outstanding using the treasury stock method and the average market price per share during the year. Options, warrants and convertible preferred stock have not been included in the diluted earnings per share calculation for either year since their effect is anti-dilutive.

F-11

OPTIMIZERx CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2014

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Impairment of Long-Lived Assets

The Company continually monitors events and changes in circumstances that could indicate carrying amounts of long-lived assets may not be recoverable. When such events or changes in circumstances are present, the Company assesses the recoverability of long-lived assets by determining whether the carrying value of such assets will be recovered through undiscounted expected future cash flows. If the total of the future cash flows is less than the carrying amount of those assets, the Company recognizes an impairment loss based on the excess of the carrying amount over the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or the fair value less costs to sell.

Recently Issued Accounting Guidance

The Company does not expect the adoption of recently issued accounting pronouncements to have a significant impact on the Company’s results of operations, financial position or cash flow.

NOTE 3 – PREPAID EXPENSES

Prepaid expenses consisted of the following as of December 31, 2014 and 2013:

	2014	2013
Insurance	$18,093	$6,722
Rent	-0-	5,049
Legal	10,000	-0-
Total prepaid expenses	$28,093	$11,771

NOTE 4 – PROPERTY AND EQUIPMENT

The Company owned equipment recorded at cost which consisted of the following as of December 31, 2014 and 2013:

	2014	2013
Computer equipment	$19,519	$22,360
Furniture and fixtures	11,088	11,088
Subtotal	30,607	33,448
Accumulated depreciation	(17,794)	(18,391)
Property and equipment, net	$12,813	$15,057

Depreciation expense was $5,933 and $5,628 for the years ended December 31, 2014 and 2013, respectively.

F-12

OPTIMIZERx CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2014

NOTE 5 – WEB-BASED TECHNOLOGY

The Company has capitalized costs in developing their web-based technology, which consisted of the following as of December 31, 2014 and 2013:

	2014	2013
OptimizeRx web-based technology	$154,133	$154,133
SampleMD web-based technology	602,517	602,517
SampleMD 2.0 web-based technology	440,477	148,060
Subtotal, web-based technology	1,197,127	904,710
Accumulated amortization	(633,401)	(440,641)
Impairment	(59,083)	(59,083)
Web-based technology, net	$504,643	$404,986

Amortization is recorded using the straight-line method over a period of up to five years. During 2014, the Company launched its SampleMD 2.0 web-based technology. The OptimizeRx web-based technology was fully impaired in 2010 and has no remaining carrying value. Amortization expense for the web-based technology costs was $192,760 and $130,289 for the years ended December 31, 2014 and 2013, respectively.

NOTE 6 – PATENT AND TRADEMARKS

On April 26, 2010, the Company acquired the technical contributions and assignment of all exclusive rights to and for the SampleMD patent from an officer and shareholder in exchange for 300,000 shares of common stock to be granted at the discretion of the seller in addition to 200,000 stock options, which expire in April 2015, that were valued at $360,000. The shares were valued on the grant date at $570,000 and have been recorded as a payable to the related party.

The Company has capitalized costs in purchasing and defending the SampleMD patent, which consisted of the following as of December 31, 2014 and 2013:

	2014	2013
Patent rights and intangible assets	$930,000	$930,000
Patent defense costs	170,937	87,993
New patents and trademarks	90,202	62,595
Accumulated amortization	(260,285)	(194,638)
Patent rights and intangible assets, net	$930,854	$885,950

The Company began amortizing the patent, using the straight-line method over the estimated useful life of 17 years, once it was put into service in July 2010. In 2013, the Company began incurring costs related to defense of the patent. These costs have been capitalized and will be amortized using the straight-line method over the remaining useful life of the original patent. Amortization expense was $65,647 and $57,874 for the years ended December 31, 2014 and 2013, respectively.

F-13

OPTIMIZERx CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2014

NOTE 7 – DEFERRED REVENUE

The Company has several signed contracts with customers for the distribution or redemption of coupons, or other services, which include payment in advance. The payments are not recorded as revenue until the revenue is earned under its revenue recognition policy discussed in Note 1. Deferred revenue was $120,130 and $226,272 as of December 31, 2014 and 2013, respectively.

NOTE 8 – RELATED PARTY TRANSACTIONS

During the year ended December 31, 2010, the Company acquired the technical contributions and assignment of all exclusive rights to and for the SampleMD patent in process at the time from an officer and shareholder in exchange for 300,000 shares of common stock to be granted at the discretion of the seller in addition to 200,000 stock options, which expire in April 2015, that were valued at $360,000. The shares were valued on the grant date at $570,000 and have been recorded as a payable to the related party.

NOTE 9 – COMMON STOCK

OptimizeRx Corporation has 500,000,000 shares of $.001 par value common stock authorized as of December 31, 2014. There were 22,867,319 and 14,817,496 common shares issued and outstanding at December 31, 2014 and 2013, respectively.

On June 1, 2013, the Company entered into a consulting agreement with North Coast Advisors, Inc. for various services. The Company agreed to issue 20,000 shares of common stock as of the date of the contract. The Company also agreed to issue an additional 20,000 shares every six months in alignment with the agreement renewal up to the two years of the agreement. The first 20,000 shares were valued at the Company’s common stock closing price as of the date of the contract, which was $1.945/share; and the second 20,000 shares were valued at the Company’s common stock closing price of $1.50/share on the date of issuance, and have been expensed. An additional 10,000 shares were issued in 2014 before the agreement was terminated by the Company. The 2014 shares were valued at $1.85, the closing price of the Company’s common stock on the date of issuance.

On June 10, 2013, the Company entered into a capital markets advisory agreement with Taglich Brothers, Inc. for various services. The agreement covered a one year period and the Company agreed to issue 44,000 shares of common stock to Taglich over the term of the agreement. The shares were valued at $1.66, the closing price of the stock on the date of the agreement and were written off over the term of the agreement. The shares were issued in June 2014 upon expiration of the contract.

On September 20, 2013, the Company entered into a separation agreement that included post-employment consulting services with the former CEO of the Company. The Company agreed to issue 500,000 shares of common stock, 250,000 shares immediately and 250,000 by January 1, 2014. The shares have been issued and the Company recognized the entire issuance in the December 31, 2013 shares outstanding. The shares were valued at $505,000 and $174,808 of that amount remained as deferred stock compensation as of December 31, 2013, but has been fully amortized to expenses as of December 31, 2014.

In March 2014, the Company entered into a securities purchase agreement, pursuant to which the Company sold 8,333,333 shares of the Company’s common stock for $1.20 per share, or gross proceeds of $10,000,000.

F-14

OPTIMIZERx CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2014

NOTE 9 – COMMON STOCK (CONTINUED)

Placement agents in the offering received commissions equal to approximately 9.7% of gross proceeds, for an aggregate commission of approximately $970,000, including reimbursements for their reasonable out of pocket expenses. Placement agents also received warrants to purchase up to 804,139 shares of the Company's common stock with an exercise price of $1.20 per share and a term of 5 years. The warrants were valued at $1,110,211, have been recorded as equity issuance costs, and were registered on a registration statement dated May 28, 2014. In addition to the warrants to placement agents, the Company also paid cash bonuses of $240,000 to three executive officers, agreed to issue 200,000 shares to three executive officers, and issued 150,000 shares to a consultant, in connection with the equity raise. The stock was valued based on the fair market value on the grant date, which was $630,000 in total. These amounts have been recorded as equity issuance costs, resulting in total equity issuance costs of $2.95 million. The 200,000 shares for the three executive officers have not been issued, but are recorded as stock payable and can be requested by the respective officers at any time.

The Company used the net proceeds of the offering to exercise the securities redemption option agreement, as amended, with Vicis Capital Master Fund that provided the Company with an option to purchase all of the outstanding shares and derivative securities held by Vicis for total payment of $6,000,000. The shares and derivative securities included the Series A Convertible Preferred Stock, Series B Convertible Preferred Stock, Common Stock, and warrants to purchase shares of common stock held by Vicis in the Company. The balance of the net proceeds was used for working capital purposes.

In January 2014, an executive officer exercised 500,000 stock warrants using the cashless exercise feature included in the warrants. In exchange for the 500,000 warrants, 410,348 shares of common stock were issued. In October 2014, a consultant exercised 50,000 stock warrants using the cashless exercise feature included in the warrants. In exchange for the 50,000 warrants, 35,417 shares of common stock were issued.

In February 2014, the Company agreed to grant 337,500 shares of common stock, half of which vested immediately and half of which vested in August 2014, to two executive officers as bonuses based on their efforts to recapitalize the company to secure approximately $3 million in working capital while reducing potential fully diluted shares by approximately 7 million shares. Stock-based compensation related to these bonuses was $570,375 during the year ended December 31, 2014. These shares have not yet been issued and are recorded as stock payable, but can be requested by the officers at any time.

In 2014, the Company adopted a Director Compensation plan for outside Directors. In connection with this plan, 19,565 shares were granted with a total value of $23,166. A total of 7,065 shares were issued in 2014 and 12,500 shares were included in stock payable at December 31, 2014 and issued in January 2015.

NOTE 10 – PREFERRED STOCK

Series A Preferred

During the year ended December 31, 2008, 35 preferred shares were issued for $3,500,000. Issuance costs totaled $515,000 resulting in net proceeds of $2,985,000. The 35 shares are convertible to 3,500,000 shares of common stock and bear a 10% cumulative dividend. In addition, there was a warrant issued to purchase 6,000,000 shares of common stock at an exercise price of $2 for a period of seven years.

F-15

OPTIMIZERx CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2014

NOTE 10 – PREFERRED STOCK (CONTINUED)

The holders of the preferred stock are entitled to semi-annual dividends payable on the stated value of the Series A preferred stock at a rate of 10% per annum, which shall be cumulative, and accrue daily from the issuance date. The dividends may be paid in cash or shares of the Company's common stock at management’s discretion. If after the conversion eligibility date, the market price for the common stock for any ten consecutive trading days in which the stock trades for over $2 per share and trading exceeds 100,000 shares per day, the preferred shareholders can be required to convert their shares to common stock. Each share of Series A preferred stock shall also be convertible at the option of the holder into that number of shares of common stock of the Company at the stated value of such share at a $1 conversion price.

The holder could cause this conversion at the time the shares are eligible for resale by the holder. The conversion price is subject to adjustment as hereinafter provided, at any time, or from time to time upon the terms and in the manner hereinafter set forth in the shareholder agreement. There is no conversion expiration date, however, the holder must provide 30 days notice for the registration of the conversion.

On May 12, 2010, the Company’s Board declared and issued 236,598 common shares as payment for all cumulative and current semi-annual dividends. On November 16, 2010, the Company’s Board declared and issued 173,922 common shares for its semi-annual dividend payment. On March 25, 2011, the Company’s Board declared and issued 176,768 common shares for its semi-annual dividend payment. On September 21, 2011, the Company's Board declared and issued 156,306 common shares for its semi-annual dividend payment. The Company has undeclared dividends that were due in February and September 2012 totaling $350,000 and undeclared dividends of $350,000 that were due in February and September 2013 for a total undeclared amount of $700,000 as of December 31, 2013.

As described in greater detail in Note 10, all of the Series A Preferred shares were redeemed in 2014.

Series B Preferred

During the year ended December 31, 2010, 15 preferred shares were issued for $1,500,000. The 15 shares are convertible to 1,000,000 shares of common stock and bear a 10% cumulative dividend. In addition, there was a warrant issued to purchase 3,000,000 shares of common stock at an exercise price of $3 for a period of seven years.

The preferred stock was issued for $1,500,000 less associated issuance costs of $350,000 for net proceeds of $1,150,000. Additionally, 3,000,000 common stock warrants were issued with the preferred stock. Based on the fair values of the preferred stock and common stock warrants on the issue date, $341,100 was allocated to preferred stock and $1,158,900 was allocated to the common stock warrants. Equity issuance costs of $350,000 were allocated to the preferred stock.

During the quarter ended September 30, 2011, 15 preferred shares were issued to an investor for $1,500,000. The 15 shares are convertible to 1,000,000 shares of common stock and bear a 10% cumulative dividend. In addition, there was a warrant issued to purchase 1,000,000 shares of common stock at an exercise price of $3 for a period of seven years. Based on the fair values of the preferred stock and common stock warrants on the issue date, $855,460 was allocated to preferred stock and $644,540 was allocated to the common stock warrants. See Note 12.

F-16

OPTIMIZERx CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2014

NOTE 10 – PREFERRED STOCK (CONTINUED)

The holders of the preferred stock are entitled to semi-annual dividends payable on the stated value of the Series B preferred stock at a rate of 10% per annum, which shall be cumulative, and accrue daily from the issuance date. The dividends may be paid in cash or shares of the Company's common stock at management’s discretion. If after the conversion eligibility date, the market price for the common stock for any ten consecutive trading days in which the stock trades for over $2 per share and trading exceeds 100,000 shares per day, the preferred shareholders can be required to convert their shares to common stock. Each share of Series B preferred stock shall also be convertible at the option of the holder into that number of shares of common stock of the Company at the stated value of such share at a $1.50 conversion price.

The holder could cause this conversion at the time the shares are eligible for resale by the holder. The conversion price is subject to adjustment as hereinafter provided, at any time, or from time to time upon the terms and in the manner hereinafter set forth in the shareholder agreement.

On March 25, 2011, the Company’s Board declared and issued 75,758 common shares for its semi-annual dividend payment. On September 21, 2011, the Company's Board declared and issued 66,988 common shares for its semi-annual dividend payment. The Company has undeclared dividends that were due in February and September 2012 totaling $150,000 and undeclared dividends of $150,000 that were due in February and September 2013 for a total undeclared amount of $300,000 as of December 31, 2013.

As described in greater detail in Note 9, all of the Series B Preferred shares were redeemed in 2014.

NOTE 11 – STOCK OPTIONS AND WARRANTS

The Company sponsors a stock-based incentive compensation plan known as the 2013 Equity Compensation Plan (the “Plan”), which was established by the Board of Directors of the Company and approved by the shareholders of the Company in June 2013. A total of 1,500,000 shares were initially reserved for issuance under the plan, of which 552,500 options have been granted, 537,500 shares have been granted, and 410,000 remain available for grant.

The plan allows the Company to grant incentive stock options, non-qualified stock options, stock appreciation right, or restricted stock. The incentive stock options are exercisable for up to ten years, at an option price per share not less than the fair market value on the date the option is granted. The incentive stock options are limited to persons who are regular full-time employees of the Company at the date of the grant of the option. Non-qualified options may be granted to any person, including, but not limited to, employees, independent agents, consultants and attorneys, who the Company’s Board or Compensation Committee believes have contributed, or will contribute, to the success of the Company. Non-qualified options may be issued at option prices of less than fair market value on the date of grant and are exercisable for up to ten years from date of grant. The option vesting schedule for options granted is determined by the Compensation Committee of the Board of Directors at the time of the grant. The Plan provides for accelerated vesting of unvested options if there is a change in control, as defined in the plan.

Prior to establishment of the plan, the Board granted options under terms similar to those described in the preceding paragraphs.

The compensation cost that has been charged against income related to options for the years ended December 31, 2014 and 2013, was $272,804 and $94,998, respectively. No income tax benefit was recognized in the income statement and no compensation was capitalized in any of the years presented.

F-17

OPTIMIZERx CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2014

NOTE 11 – STOCK OPTIONS AND WARRANTS (continued)

The Company had the following option activity during the years ended December 31, 2014 and 2013:

	Number of Options	Weighted average exercise price
Outstanding, January 1, 2013	1,484,100	$0.98
Granted - 2013	2,175,000	1.00
Exercised - 2013	0	0
Expired – 2013	(2,479,100)	(1.00)
Balance, December 31, 2013	1,180,000	.97
Granted – 2014	387,500	1.73
Exercised – 2014	0	0
Expired – 2014	(260,000)	(0.39)
Balance, December 31, 2014	1,307,500	$1.31

NOTE 12 –WARRANTS

The Company has issued warrants, primarily in connection with capital raising activities. As also discussed in Note 9, in 2014 we issued 804,139 warrants, with an exercise price of $1.20 per share, in connection with a $10 million equity raise, the proceeds of which were used to retire common stock, preferred, stock, and previously existing warrants.

The Company had the following warrants outstanding as of December 31, 2014:

Number of Warrants	Exercise Price	Expiration Date

1,000,000	$2.25	10/5/2017
50,000	$0.89	2/17/2016
804,139	$1.20	3/17/2019

The Company had the following warrant activity during the years ended December 31, 2014 and 2013:

	Number of Warrants	Weighted average exercise price
Outstanding, January 1, 2013	12,277,000	$2.25
Granted - 2013	0	0
Exercised - 2013	0	0
Expired – 2013	(527,000)	(1.73)
Balance, December 31, 2013	11,750,000	2.27
Granted – 2014	804,139	1.20
Exercised – 2014	(550,000)	(0.35)
Cancelled - 2014	(10,000,000)	(2.40)
Expired – 2014	(150,000)	(1.45)
Balance, December 31, 2014	1,854,139	$1.69

F-18

OPTIMIZERx CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2014

NOTE 13 – OPERATING LEASES

The Company signed the lease for its current office space located in Rochester Michigan on December 1, 2011 at an approximate rent of $5,000 per month. The initial lease term was for three years with an option to renew for an additional two years at approximately $5,200 per month. The lease was renewed and now expires on November 30, 2016.

Minimum annual rent payments are as follows for the remainder term of the lease:

Year ended December 31, 2015	$62,418
Year ended December 31, 2016	57,217
Total lease commitment	$119,635

NOTE 14 – MAJOR CUSTOMERS

The Company had the following major customers that individually accounted for 10% or more of revenue in any one of the years presented

	2014	Percentage	2013	Percentage
Company A	$1,270,064	20%	$1,776,824	36%
Company B	797,972	12%	1,053,321	22%
Company C	772,320	12%	305,980	7%
Company D	644,702	10%	278,499	6%
Company E	628,741	10%	71,030	2%
All other customers	2,389,163	36%	1,193,587	25%

Total	$6,502,962	100%	4,679,741	100%

NOTE 15 – INCOME TAXES

As of December 31, 2014, the Company had net operating loss carry forwards of approximately $8.8 million that expire from 2027 through 2034 that are available to offset future taxable income. The Company was formed in 2006 as a limited liability company and incorporated in 2007. Activity prior to incorporation is not reflected in the Company’s corporate tax returns. In the future, the cumulative net operating loss carry-forward for income tax purposes may differ from the cumulative financial statement loss due to timing differences between book and tax reporting.

The provision for Federal income tax consists of the following for the years ended December 31, 2014 and 2012:

	2014	2013
Federal income tax benefit attributable to:
Current operations	$349,000	$91,000
Permanent and Timing Differences (net)	(160,000)	(294,000)
Valuation allowance	(189,000)	203,000
Net provision for federal income tax	$0	$0

F-19

OPTIMIZERx CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2014

NOTE 15 – INCOME TAXES (continued)

The cumulative tax effect at the expected rate of 34% of significant items comprising our net deferred tax amount is as follows as of December 31, 2013 and 2012:

	2014	2013
Deferred tax asset attributable to:
Net operating loss carryover	$2,982,000	$2,793,000
Valuation allowance	(2,982,000)	(2,793,000)
Net deferred tax asset	$0	$0

Under certain circumstances issuance of common shares can result in an ownership change under Internal Revenue Code Section 382 which limits the Company’s ability to utilize carry forwards from prior to the ownership change. Any such ownership change resulting from stock issuances and redemptions could limit the Company’s ability to utilize any net operating loss carry forwards or credits generated before this change in ownership. These limitations can limit both the timing of usage of these laws, as well as the loss of the ability to use these net operating losses.

NOTE 16 – CONTINGENT LIABILITIES

Legal

The company is currently involved in the following legal proceedings.

In September 2014, we initial litigation against Shadron Stastney, the Company’s previous CEO, in the U.S. District Court in the Eastern District of Michigan as a result of a dispute related to his separation agreement. Mr. Stastney alleged damages related to the non-registration of shares that he was granted as part of his separation agreement signed in September 2013. Under the terms of the contract we are not obligated to register the shares and we deny any obligation to do so. We have requested declarative relief from the court and also requested an injunction from the court preventing Mr. Stastney from continuing to pursue his claims. Mr. Stastney has filed a counterclaim requesting damages of $450,000 related to the nonregistration of his shares.

In March 2015, we initiated litigation against LDM Group, LLC and PDR Network, LLC in the United States District Court in the Eastern District of Missouri related to the breach by LDM, and PDR as successor, of the settlement agreement signed February 28, 2014 related to previous litigation with LDM. LDM has failed to live up to its obligations under the settlement agreement including, but not limited to, not allowing the Company to distribute its eCoupon programs in the LDM network, not allowing the Company to distribute the LDM patient education programs, and not providing other information required under the settlement agreement. The Company is seeking enforcement of the settlement agreement and is seeking damages in an amount at least equal to the amounts paid to date to LDM under the settlement agreement, which approximates $900,000, as well as damages for lost income and business value as a result of LDM’s breach of the agreement.

In March 2015, we also initiated litigation against PDR Network, LLC in the United States District Court in the District of New Jersey as a result of PDR’s breach of the Master Services Agreement between the parties requiring PDR to exclusively use the Company’s eCoupon solution. The Company asserts that PDR’s acquisition of LDM and the use of the LDM network to distribute coupons by PDR violates the agreement between the parties and is seeking damages in an amount at least equal the amounts paid to date by the Company to LDM under the settlement agreement, which approximates $900,000, as well as damages for lost income and business value as a result of PDR’s actions.

F-20

OPTIMIZERx CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2014

NOTE 16 – CONTINGENT LIABILITIES (continued)

In early 2014 the Company learned that Mr. Milton Wilpon (“Mr. Wilpon”) of New Jersey claimed to have obtained a default judgment for approximately $929,000 in the New Jersey Superior Court, Essex County (the “Judgment”) against a predecessor of the Company and was seeking to amend the Judgment to add the Company as a judgment debtor.   The Judgment was entered in 2006 when the predecessor of the Company was a dormant shell company and the Judgment allegedly related to a settlement agreement that was breached in 2001 (the “Settlement Agreement”).  The Company appeared in the action and filed a motion to vacate the Judgment on several grounds, including that it appeared that the Summons and Complaint were never properly served and that plaintiff had never filed an arbitration as was required by the Settlement Agreement.  In September 2014, the Court granted the Company’s motion and vacated the Judgment in its entirety and dismissed the action.

In December 2014, the Company was served with a copy of a Demand for Arbitration filed by Mr. Wilpon relating to his claims under the Settlement Agreement.  On February 24, 2015, the Company filed an appearance with the AAA objecting to the arbitration on several grounds, including (1) that claims arose in 2001 and are barred by the applicable statute of limitations; (2) plaintiff did not properly serve and file the demand for arbitration and (3) plaintiff has not followed the proper procedure for the appointment of an arbitrator as provided by the Settlement Agreement.   The Company intends vigorously to oppose Mr. Wilpon’s claims.

Revenue-share contracts

The Company has contacts with various Electronic Health Records systems and ePrescribe platforms, whereby we agree to share a portion of the revenue we generate for eCoupons distributed through their networks. These contracts grant audit rights related to the payments to our partners, and in some cases would require us to pay for the audit if the audit determined there was an underpayment and the underpayment meets certain thresholds, such as 10%.

F-21

OPTIMIZERx CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2014

NOTE 17 – RESTATEMENT

The Company discovered and recorded items requiring it to restate its 2013 financial results, as well as its 2014 quarterly results, to correct the accounting for certain transactions contained therein. The restatement relates to unrecorded stock compensation related to investor relations and consulting services, unrecorded revenue share payables, and changes in revenue recognition, all occurring during the year ended December 31, 2013. The revenue recognition relates to promotional programs started in 2013 that were expected to be completed in 2013, but actually carried over into 2014.

The following items were restated in the 2013 Annual Financial Statements

Balance Sheet	Previously stated	Adjustments	Restated
Accounts receivable	$1,566,964	$(55,255)	$1,511,709
Revenue share payable	$1,193,661	$93,891	$1,287,552
Deferred revenue	$4,252	$222,020	$226,272
Additional paid in capital	$8,726,708	$148,477	$8,875,155
Deferred stock compensation	$(233,942)	$(36,520)	$(270,462)
Accumulated deficit	$(24,616,220)	$(483,137)	$(25,099,357)

Statement of Operations
Revenue	$4,957,016	$(277,275)	$4,679,741
Revenue share expense	$1,767,425	$93,891	$1,861,316
Operating expenses	$2,973,990	$111,701	$3,085,691
Net income (loss)	$215,847	$(483,137)	$(267,290)

Statement of Cash Flows
Net income (loss)	$215,847	$(483,137)	$(267,290)
Stock options issued for services	$19,547	$75,451	$94,998
Stock-based compensation	$399,092	$36,520	$435,612
Changes in accounts receivable	$(950,166)	$55,255	$(894,911)
Changes in revenue share payable	$1,103,084	$93,891	$1,196,975
Changes in deferred revenue	$(45,000)	$222,020	$177,020

F-22

The following tables show the effect of the restatement on the unaudited quarterly information previously filed.

Period Ended September 30, 2013 (unaudited):

Balance Sheet	Previously stated	Adjustments	Restated

Revenue share payable	$782,902	$28,376	$811,278
Deferred revenue	$13,272	$147,860	$161,132
Additional paid in capital	$8,449,271	$148,477	$8,597,748
Deferred stock compensation	$(233,077)	$(54,780)	$(287,857)
Accumulated deficit	$(24,870,854)	$(270,207)	$(25,141,061)

Statement of Operations
Three Months ended September 30, 2013
Revenue	$1,373,029	$(147,860)	$1,225,169
Revenue share expense	$529,134	$28,376	$557,510
Operating expenses	$982,504	$93,971	$1,076,475
Net income (loss)	$(141,527)	$(270,207)	$(411,734)
Nine Months ended September 30, 2013
Revenue	$3,146,406	$(147,860)	$2,998,546
Revenue share expense	$1,264,059	$28,376	$1,292,435
Operating expenses	$2,272,239	$93,971	$2,366,210
Net income (loss)	$(389,716)	$(270,207)	$(659,923)

Statement of Cash Flows
Net income (loss)	$(389,716)	$(270,207)	$(659,923)
Stock-based compensation	$310,823	$93,971	$404,794
Changes in revenue share payable	$649,825	$28,376	$678,201
Changes in deferred revenue	$(35,980)	$147,860	$111,880

Period Ended March 31, 2014 (unaudited):

Balance Sheet	Previously stated	Adjustments	Restated

Revenue share payable	$797,725	$167,880	$965,605
Deferred revenue	$168,714	$268,807	$437,521
Additional paid in capital	$27,155,730	$148,477	$27,304,207
Deferred stock compensation	$(454,409)	$(18,260)	$(472,669)
Accumulated deficit	$(25,269,535)	$(591,917)	$(25,861,452)

Statement of Operations
Three Months ended March 31, 2014
Revenue	$1,317,347	$(27,919)	$1,289,428
Revenue share expense	$498,810	$62,601	$561,411
Operating expenses	$1,471,598	$18,260	$1,489,858
Net income (loss)	$(653,315)	$(108,780)	$(762,095)

Statement of Cash Flows
Net income (loss)	$(653,315)	$(108,780)	$(762,095)
Stock-based compensation	$361,957	$18,260	$380,217
Changes in revenue share payable	$(395,935)	$62,601	$(333,334)
Changes in deferred revenue	$164,462	$27,919	$192,381

F-23

Period Ended June 30, 2014 (unaudited):

Balance Sheet	Previously stated	Adjustments	Restated

Revenue share payable	$506,901	$366,088	$872,989
Deferred revenue	$42,908	$258,270	$301,178
Additional paid in capital	$27,304,112	$84,677	$27,388,789
Accumulated deficit	$(25,322,216)	$(738,674)	$26,060,890)

Statement of Operations
Three Months ended June 30, 2014
Revenue	$1,454,214	$(27,206)	$1,427,008
Revenue share expense	$540,048	$190,092	$730,140
Operating expenses	$967,070	$(70,541)	$896,529
Net income (loss)	$(52,681)	$(146,757)	$(199,438)

Six Months ended June 30, 2014
Revenue	$2,771,560	$(55,124)	$2,716,436
Revenue share expense	$1,038,858	$252,693	$1,291,551
Operating expenses	$2,439,028	$(52,281)	$2,386,747
Net income (loss)	$(705,996)	$(255,537)	$(961,533)

Statement of Cash Flows
Net income (loss)	$(705,996)	$(255,537)	$(961,533)
Stock-based compensation	$654,634	$(52,281)	$602,353
Changes in revenue share payable	$(686,760)	$252,693	$(434,067)
Changes in deferred revenue	$38,656	$55,124	$93,780

Period Ended September 30, 2014(unaudited):

Balance Sheet	Previously stated	Adjustments	Restated

Revenue share payable	$853,410	$421,019	$1,274,429
Deferred revenue	$-0-	$118,949	$118,949
Additional paid in capital	$28,398,825	$84,677	$28,483,502
Accumulated deficit	$(25,716,530)	$(638,903)	$(26,355,433)

Statement of Operations
Three Months ended September 30, 2014
Revenue	$1,620,215	$199,206	$1,819,421
Revenue share expense	$858,898	$99,435	$958,,333
Operating expenses	$1,155,933	$-0-	$1,155,933
Net income (loss)	$(394,314)	$99,771	$(294,543)

Nine Months ended September 30, 2014
Revenue	$4,391,775	$144,082	$4,535,857
Revenue share expense	$1,897,757	$352,127	$2,249,884
Operating expenses	$3,594,961	$(52,280)	$3,542,681
Net income (loss)	$(1,100,310)	$(155,766)	$(1,256,076)

Statement of Cash Flows
Net income (loss)	$(1,100,310)	$(155,766)	$(1,256,076)
Stock-based compensation	$1,118,952	$(52,280)	$(1,066,672)
Changes in revenue share payable	$(340,251)	$352,127	$11,876
Changes in deferred revenue	$(4,252)	$(144,082)	$(148,334)

NOTE 18 – SUBSEQUENT EVENTS

In January 2015, we issued 12,500 shares of common stock to two outside directors as payment of their quarterly Director Fees.

In March 2015, we signed a capital markets advisory agreement whereby we agreed to issue 90,000 shares of common stock in two increments as payment for the advisory services. The first 45,000 shares were issued in March 2015.

In accordance with ASC 855-10, the Company has analyzed its operations subsequent to December 31, 2014 through the date these financial statements were issued and has determined that it does not have any material subsequent events to disclose in these financial statements other than the events described above.

F-24

OPTIMIZERx CORPORATION

 CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

AS OF JUNE 30, 2015 AND DECEMBER 31, 2014

	June 30, 2015	December 31, 2014
ASSETS
Current Assets
Cash and cash equivalents	$3,645,878	$3,446,973
Accounts receivable	1,918,419	2,100,381
Prepaid expenses	76,376	28,093
Total Current Assets	5,640,673	5,575,447
Property and equipment, net	10,674	12,813
Other Assets
Patent rights, net	901,491	930,854
Web development costs, net	424,075	504,643
Security deposit	5,049	5,049
Total Other Assets	1,330,615	1,440,546
TOTAL ASSETS	$6,981,962	$7,028,806

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable - trade	$172,183	$200,372
Accounts payable - related party	570,000	570,000
Accrued expenses	9,851	25,459
Revenue share payable	1,190,995	1,502,761
Deferred revenue	336,213	120,130
Total Liabilities	2,279,242	2,418,722
Stockholders' Equity
Common stock, $.001 par value, 500,000,000 shares authorized, 22,949,819 and 22,867,319 shares issued and outstanding, respectively	22,950	22,867
Preferred stock, $.001 par value, 10,000,000 shares authorized, no shares issued and outstanding	-	-
Stock warrants	2,153,295	2,153,295
Additional paid-in-capital	27,806,253	27,595,609
Stock payable	1,132,148	963,063
Deferred stock compensation	(18,750)	-
Accumulated deficit	(26,393,176)	(26,124,750)
Total Stockholders' Equity	4,702,720	4,610,084
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$6,981,962	$7,028,806

The accompanying notes are an integral part of these financial statements.

F-25

OPTIMIZERx CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2015 AND 2014

	For the Three Months Ended			For the Six Months Ended
	June 30			June 30
	2015	Restated 2014		2015	Restated 2014

NET REVENUE	$1,705,457		$1,426,808	$3,193,010	$2,716,236

REVENUE SHARE EXPENSE	882,327		730,140	1,638,768	1,291,551

GROSS MARGIN	823,130		696,668	1,554,242	1,424,685

OPERATING EXPENSES	980,659		896,529	1,823,269	2,386,747

INCOME (LOSS) FROM OPERATIONS	(157,529)		(199,861)	(269,027)	(962,062)

OTHER INCOME (EXPENSE)
Interest income	304		223	601	329

TOTAL OTHER INCOME (EXPENSE)	304		223	601	329

INCOME (LOSS) BEFORE PROVISION
FOR INCOME TAXES	(157,225)		(199,638)	(268,426)	(961,733)

PROVISION FOR INCOME TAXES	-		-	-	-

NET INCOME (LOSS)	$(157,225)		$(199,638)	$(268,426)	$(961,733)

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING
BASIC	22,924,819		23,241,707	22,917,678	20,355,651
DILUTED	N/A		N/A	N/A	N/A

NET INCOME (LOSS) PER SHARE
BASIC	$(0.01)		$(0.01)	$(0.01)	$(0.05)
DILUTED	N/A	$	N/A	N/A	N/A

The accompanying notes are an integral part of these financial statements.

F-26

OPTIMIZERx CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30, 2015 AND 2014

	For the six months Ended June 30
	2015	Restated 2014
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss for the period	$(268,426)	$(961,733)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	159,337	115,828
Stock and options issued for services	361,062	627,354
Changes in:
Accounts receivable	181,962	302,202
Prepaid expenses	(48,283)	(30,198)
Accounts payable	(28,189)	203,714
Revenue share payable	(311,766)	(414,563)
Accrued expenses	(15,608)	(12,000)
Deferred revenue	216,083	19,651
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	246,172	(149,745)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	-	(1.592)
Patent rights	(4,517)	(92.624)
Website site development costs	(42,750)	(119,616)
NET CASH USED IN INVESTING ACTIVITIES	(47,267)	(213,832)

CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of common stock	-	10,000,000
Equity issuance costs	-	(1,204,968)
Purchase of common and preferred stock and warrants	-	(6,000,000)
NET CASH PROVIDED BY FINANCING ACTIVITIES	-	2,795,032
NET INCREASE IN CASH AND CASH EQUIVALENTS	198,905	2,431,455
CASH AND CASH EQUIVALENTS - BEGINNING OF PERIOD	3,446,973	1,118,243
CASH AND CASH EQUIVALENTS - END OF PERIOD	$3,645,878	$3,549,698

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for interest	$-	$-
Cash paid for income taxes	$-	$-

The accompanying notes are an integral part of these financial statements.

F-27

OPTIMIZERx CORPORATION

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

JUNE 30, 2015

NOTE 1 – NATURE OF BUSINESS AND BASIS OF PRESENTATION

OptimizeRx Corporation is a technology solution company focused on the health care industry. Its objective is to bring better access to better care by leveraging its proprietary technology to provide on demand savings and support within physicians and patients web based platforms, including Electronic Health Records and Patient Portals. Initially defined as a marketing and advertising company through its consumer website, OptimizeRx.com, the Company has matured as a technology solutions provider through its direct to physician solution, SampleMD. SampleMD allows physicians to automatically display and distribute sample vouchers and/or co-pay coupons electronically within the ePrescription platform to pharmacies on behalf of their patients. The SampleMD solution is integrated into the ePrescribing or Electronic Medical Records applications, but can also sit on a prescriber’s desktop.

OptimizeRx solutions provide health care institutions with an alternative option to the traditional hassles and issues associated with storing and managing physical drug samples and pre-printed coupons and it provides better access and affordability to patients to improve affordability, adherence and outcomes. In turn, OptimizeRx provides pharmaceutical manufacturers with both direct to consumer and direct to physician channels for more efficiently communicating and promoting their products and savings.

The consolidated financial statements for the three and six month periods ended June 30, 2015 and 2014 have been prepared by us without audit pursuant to the rules and regulations of the Securities and Exchange Commission. In the opinion of management, all adjustments necessary to present fairly our financial position, results of operations, and cash flows as of June 30, 2015 and 2014, and for the periods then ended, have been made. Those adjustments consist of normal and recurring adjustments. The consolidated balance sheet as of December 31, 2014, has been derived from the audited consolidated balance sheet as of that date.

Certain information and note disclosures normally included in our annual financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. These consolidated financial statements should be read in conjunction with a reading of the financial statements and notes thereto included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, as filed with the Securities and Exchange Commission.

The results of operations for the three and six month periods ended June 30, 2015, are not necessarily indicative of the results to be expected for the full year. Certain reclassifications have been made in the prior period’s consolidated financial statements to conform to the current period’s presentation.

NOTE 2 – STOCKHOLDERS EQUITY

In January 2015, we issued 12,500 shares of common stock to outside Directors in connection with our Director Compensation plan, which calls for issuance of 6,250 shares per quarter for each Director. Those shares were recorded as stock payable at December 31, 2014. In addition, we recorded an additional 12,500 shares, valued at $16,375 as stock payable at March 31, 2015 for shares to be issued in April 2015 and 12,500 shares, valued at $13,375 were issued in June 2015 for the second quarter payment.

In February 2015, we entered into a capital markets advisory agreement covering a one year period, which called for 90,000 shares of common stock to be issued as compensation. These shares were valued at $112,500 and are being amortized to expense over the period of service. 45,000 of these shares were issued in March 2015, with the balance to be issued in August 2015. The agreement was terminated in July 2015, effective in August, and the remaining 45,000 shares will not be issued. The total expense to be recognized will be $56,250 and is being amortized over the period the agreement is in effect.

F-28

OPTIMIZERx CORPORATION

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

JUNE 30, 2015

NOTE 2 – STOCKHOLDERS EQUITY (CONTINUED)

In March 2014, we entered into a securities purchase agreement, pursuant to which we sold 8,333,333 shares of our common stock for $1.20 per share, or gross proceeds of $10,000,000.

Placement agents in the offering received commissions equal to approximately 9.7% of gross proceeds, for an aggregate commission of approximately $970,000, including reimbursements for their reasonable out of pocket expenses. Placement agents also received warrants to purchase up to 804,139 shares of our common stock with an exercise price of $1.20 per share and a term of 5 years. The warrants were valued at $1,110,211, have been recorded as equity issuance costs, and were registered on a registration statement that went effective May 28, 2014. In addition to the warrants to placement agents, we also paid cash bonuses of $240,000 to three executive officers, agreed to issue 200,000 shares to three executive officers, and issued 150,000 shares to a consultant, in connection with the equity raise. The stock was valued based on the fair market value on the grant date, which was $630,000 in total. These amounts have been recorded as equity issuance costs, resulting in total equity issuance costs of $2.95 million. The 200,000 shares for the three executive officers have not been issued, but are recorded as stock payable and can be requested by the executive officers at any time.

We used the net proceeds of the offering to exercise the securities redemption option agreement, as amended, with Vicis Capital Master Fund that provided us with an option to purchase all of the outstanding shares and derivative securities held by Vicis for total payment of $6,000,000. The shares and derivative securities included the Series A Convertible Preferred Stock, Series B Convertible Preferred Stock, Common Stock, and warrants to purchase shares of common stock held by Vicis in the Company. The balance of the net proceeds were used for working capital purposes.

In January 2014, an executive officer exercised 500,000 stock warrants using the cashless exercise feature included in the warrants. In exchange for the 500,000 warrants, 410,348 shares of common stock were issued.

In June 2015, we agreed to grant 197,605 fully vested shares of our common stock to two executive officers as bonuses. These shares have not been issued, but are recorded as stock payable and can be requested by the officers at any time.

In February 2014, we agreed to grant 337,500 shares of our common stock, half of which vested immediately and half of which vested in August 2014, to two executive officers as bonuses based on their efforts to recapitalize the company to secure approximately $3 million in working capital while reducing fully diluted shares by approximately 7 million shares. These shares have not been issued, but are recorded as stock payable and can be requested by the officers at any time.

F-29

OPTIMIZERx CORPORATION

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

JUNE 30, 2015

NOTE 3 – SHARE BASED PAYMENTS – OPTIONS

We use the fair value method to account for stock based compensation. We recorded $110,039 and $170,611 in compensation expense in the periods ended June 30, 2015 and 2014, respectively, related to options issued under our stock-based incentive compensation plan. This includes expense related to options issued in prior years for which the requisite service period for those options includes the current year, options granted in the current year and options repriced in the current year. The fair value of these instruments was calculated using the Black-Scholes option pricing model. Information related to the assumptions used in this model is set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

NOTE 4 – COMMITMENTS AND CONTINGENCIES

Litigation

The company is currently involved in the following legal proceedings.

In September 2014, we initiated litigation against Shadron Stastney, the Company’s previous CEO, in the U.S. District Court in the Eastern District of Michigan as a result of a dispute related to his separation agreement. Mr. Stastney alleged damages related to the non-registration of shares that he was granted as part of his separation agreement signed in September 2013. Under the terms of the contract we are not obligated to register the shares and we deny any obligation to do so. We have requested declarative relief from the court and also requested an injunction from the court preventing Mr. Stastney from continuing to pursue his claims. Mr. Stastney has filed a counterclaim requesting damages of $450,000 related to the nonregistration of his shares. The parties are currently in the discovery process.

In March 2015, we initiated litigation against LDM Group, LLC and PDR Network, LLC in the U.S. District Court in the Eastern District of Missouri related to the breach by LDM, and PDR as successor, of the settlement agreement signed February 28, 2014 related to previous litigation with LDM. LDM has failed to live up to its obligations under the settlement agreement including, but not limited to, not allowing us to distribute our eCoupon programs in the LDM network, not allowing us to distribute the LDM patient education programs, and not providing other information required under the settlement agreement. We are seeking enforcement of the settlement agreement and we are seeking damages in an amount at least equal to the amounts paid to date to LDM under the settlement agreement, which approximates $1.0 million, as well as damages for lost income and business value as a result of LDM’s breach of the agreement.

In March 2015, we also initiated litigation against PDR Network, LLC in the U.S. District Court in the District of New Jersey as a result of PDR’s breach of the Master Services Agreement between the parties requiring PDR to exclusively use our eCoupon solution. We assert that PDR’s acquisition of LDM and the use of the LDM network to distribute coupons by PDR violates the agreement between the parties and we are seeking damages in an amount at least equal the amounts paid to date by us to LDM under the settlement agreement, which approximates $1.0 million, as well as damages for lost income and business value as a result of PDR’s actions.

In May 2015, we filed an amended complaint in the Missouri case to consolidate the two cases and withdrew the case against PDR Networks in the U.S. District Court in the District of New Jersey, without prejudice.

In July, 2015, the U.S. District Court for the Eastern District of Missouri dismissed the case, citing lack of Federal jurisdiction in the matter. We are in the process of refiling the consolidated case against PDR Network and LDM group in State court in Missouri.

F-30

OPTIMIZERx CORPORATION

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

JUNE 30, 2015

NOTE 5 – RESTATEMENT

We restated our financial statements to correct the way we accounted for certain items related to stock based compensation, revenue share expense, and revenue recognition. The full impact of the restatement was reflected in the December 31, 2014 financial statements at the end of the year. The table below reflects the impact on the 2014 period reflected in this report.

The restated Consolidated Statement of Operations and Consolidated Statement of Cash Flows for the three and six months ended June 30, 2014, as applicable, is as follows:

Three months ended June 30, 2014			Previously
Financial Statement	Line Item	Corrected	Stated
Income statement	Revenue	1,426,808	1,454,214
Income statement	Cost of Sales	$730,140	$540,048
Income statement	Operating expenses	896,529	967,070
Income statement	Loss from operations	$(199,861)	$(52,904)
Income statement	Loss before income taxes	$(199,638)	$(52,681)
Income statement	Net loss	$(199,638)	$(52,681)

Six months ended June 30, 2014			Previously
Financial Statement	Line Item	Corrected	Stated
Income statement	Revenue	2,716,236	2,771,560
Income statement	Cost of Sales	$1,291,551	$1,038,858
Income statement	Operating expenses	2,386,747	2,439,028
Income statement	Loss from operations	$(962,062)	$(706,326)
Income statement	Loss before income taxes	$(961,733)	$(705,996)
Income statement	Net loss	$(961,733)	$(705,996)
Statement of cash flows	Net loss	$(961,733)	$(705,996)
Statement of cash flows	Stock and options issued for services	$627,344	$654,634
Statement of cash flows	Increase in accounts payable	$203,714	$173,889
Statement of cash flows	Decrease in revenue share payable	$(311,776)	$(686,760)
Statement of cash flows	Increase in deferred revenue	$19,651	$38,656

F-31

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

On July 25, 2014, Silberstein Ungar, PLLC notified us that its principals joined the accounting firm of KLJ & Associates, LLP. As a result of the transaction, on July 25, 2014, Silberstein Ungar, PLLC resigned as our independent registered public accounting firm and we engaged KLJ & Associates, LLP as our independent registered public accounting firm.

AVAILABLE INFORMATION

We file annual, quarterly and current reports, proxy statements and other documents with the SEC. These filings contain important information which does not appear in this prospectus. You may read and copy, at prescribed rates, any documents we have filed with the SEC at its Public Reference Room located at 100 F Street, N.E., Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. We also file these documents with the SEC electronically. You can access the electronic versions of these filings on the SEC’s website found at http://www.sec.gov.

We have filed with the Securities and Exchange Commission (“SEC”) a registration statement for the securities on Form S-1 under the Securities Act. This prospectus, which forms part of the registration statement, does not contain all the information contained in the registration statement. Whenever a reference is made in this prospectus to any of our contracts or other documents, the reference may not be complete and, for a copy of the contract or document, you should refer to the exhibits that are part of the registration statement.

You may inspect and copy the registration statement at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549 upon payment of certain prescribed fees. You may obtain information on the operation of the SEC’s public reference facilities by calling the SEC at 1-800-SEC-0330. You may also access the registration statement electronically through the SEC’s Electronic Data Gathering, Analysis and Retrieval, or EDGAR, system at the SEC’s website located at http://www.sec.gov.

Until _______________, all dealers that effect transactions in these securities whether or not participating in this offering may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

40

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

SEC Registration Fees	$127.50
Accounting Fees and Expenses*	5,000
Legal Fees and Expenses*	5,000
Miscellaneous*	5,000

Total	$15,127.50

* Estimates

We will bear our fees and expenses incurred in connection with the registration of shares of common stock in connection with this offering. The Selling Shareholders will bear all selling and other expenses that they incur in connection with their sale of shares of common stock pursuant to the prospectus which is part of this registration statement.

Item 14.	Indemnification of Directors and Officers.

Our officers and directors are indemnified as provided by the Nevada Revised Statutes and our bylaws.

Under the governing Nevada statutes, director immunity from liability to a company or its shareholders for monetary liabilities applies automatically unless it is specifically limited by a company's articles of incorporation.  Our articles of incorporation do not contain any limiting language regarding director immunity from liability.  Excepted from this immunity are:

1.	a willful failure to deal fairly with the company or its shareholders in connection with a matter in which the director has a material conflict of interest;

2.	a violation of criminal law (unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful);

3.	a transaction from which the director derived an improper personal profit; and

4.	willful misconduct.

Our bylaws provide that we will indemnify our directors and officers to the fullest extent not prohibited by Nevada law; provided, however, that we may modify the extent of such indemnification by individual contracts with our directors and officers; and, provided, further, that we shall not be required to indemnify any director or officer in connection with any proceeding (or part thereof) initiated by such person unless:

1.	such indemnification is expressly required to be made by law;

2.	the proceeding was authorized by our Board of Directors;

3.	such indemnification is provided by us, in our sole discretion, pursuant to the powers vested us under Nevada law; or;

4.	such indemnification is required to be made pursuant to the bylaws.

Our bylaws provide that we will advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer, of the company, or is or was serving at the request of the company as a director or executive officer of another company, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request therefore, all expenses incurred by any director or officer in connection with such proceeding upon receipt of an undertaking by or on behalf of such person to repay said amounts if it should be determined ultimately that such person is not entitled to be indemnified under our bylaws or otherwise.

Our bylaws provide that no advance shall be made by us to an officer of the company, except by reason of the fact that such officer is or was a director of the company in which event this paragraph shall not apply, in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made: (a) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding, or (b) if such quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the company.

II-1

Item 15.	Recent Sales of Unregistered Securities.

In January 2015, we issued 12,500 shares of restricted common stock to our outside Directors as part of our director compensation package for services rendered in the fourth quarter of 2014.

In March 2015, we signed a capital markets advisory agreement whereby we agreed to issue 90,000 shares of common stock in two increments as payment for the advisory services. The first 45,000 shares were issued in March 2015.

On June 24, 2015, our Board of Directors resolved to award our CEO, David Harrell, 79,042 restricted shares of our common stock in recognition of his contributions to our company. We also resolved to award our Vice President of Sales, Terry Hamilton, 118,563 restricted shares of our common stock in recognition of his contributions to our company. The awards are subject to the terms of our 2013 Incentive Plan and to their respective Restricted Stock Award Agreements.

On June 24, 2015, our Board of Directors resolved to grant our CFO, Doug Baker, an option to acquire 100,000 shares of our common stock with an exercise price of $1.05 per share in recognition of his contributions to our company. The option will vest over a one year period and will expire in five years. The grant is subject to the terms of our 2013 Incentive Plan and to the Stock Option Agreement in favor of Mr. Baker.

On June 24, 2015, our Board of Directors approved an amendment to Mr. Baker’s May 19, 2014 option to acquire 100,000 shares of our common stock with an exercise price of $1.72 per share (the “Old Option”). The amendment modifies the Old Option’s exercise price to $1.05 per share. The amendment did not change the option’s vesting schedule or any other terms.

On September 24, 2015, we issued 6,011,106 shares of our common stock to WPP Luxembourg Gamma Three Sarl, an accredited investor, at $0.7875 per share for total proceeds of $4,733,746,

These securities were issued pursuant to Section 4(2) of the Securities Act and/or Rule 506 promulgated thereunder. The holders represented their intention to acquire the securities for investment only and not with a view towards distribution. The investors were given adequate information about us to make an informed investment decision. We did not engage in any general solicitation or advertising. We directed our transfer agent to issue the stock certificates with the appropriate restrictive legend affixed to the restricted stock.

Item 16.	Exhibits

Exhibit Number	Description
3.1	Articles of Incorporation of OptimizeRx Corporation (the “Company”)[1]
3.2	Amended and Restated Bylaws of the Company[1]
3.3	Certificate of Designation, filed on September 5, 2008, with the Secretary of State of the State of Nevada by the Company[1]
5.1	Opinion of The Doney Law Firm, with consent to use
10.1	Employment Agreement, dated August 1, 2008[2]
10.2	Employment Agreement, dated June 1, 2008[2]
10.3	Employment Agreement Addendum, dated March 18, 2010[2]
10.4	Employment Agreement Addendum, dated March 18, 2010[2]
10.5	Amendment to Employment Agreement, dated July 28, 2010[3]
10.6	Amendment to Employment Agreement, dated July 28, 2010[3]
10.7	Employment Agreement, dated January 14, 2013[4]
10.8	Securities Redemption Option Agreement, dated January 10, 2013[5]
10.9	Amendment to Employment Agreement, dated August 14, 2013[6]
10.10	Amendment to Employment Agreement, dated August 14, 2013[6]
10.11	Amendment to Employment Agreement, dated August 14, 2013[6]
10.12	Separation Agreement, dated September 20, 2013[7]
10.13	Amendment No. 1 to Securities Redemption Option Agreement[8]
10.14	Securities Purchase Agreement[9]
10.15	Registration Rights Agreement[9]
10.16	Warrant Agreement[10]
10.17	Warrant Agreement[10]
10.18	Employment Agreement, dated May 12, 2014[11]
10.19	Advisory Agreement, dated February 23, 2015[12]
10.20	Stock Purchase Agreement, dated September 24, 2015[13]
10.21	Investor Rights Agreement, dated September 24, 2015[13]
10.22	Indemnity Agreement, dated September 24, 2015[13]
21.1	List of Subsidiaries[1]
23.1	Consent of KLJ & Associates, LLP, an Independent Registered Public Accounting Firm
23.2	Consent of Silberstein Ungar, PLLC, an Independent Registered Public Accounting Firm

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[1]	Incorporated by reference to the Form S-1, filed by the Company with the Securities and Exchange Commission on November 12, 2008.
[2]	Incorporated by reference to the Form 10-K, filed by the Company with the Securities and Exchange Commission on March 31, 2010.
[3]	Incorporated by reference to the Form 8-K, filed by the Company with the Securities and Exchange Commission on July 30, 2010.
[4]	Incorporated by reference to the Form 8-K, filed by the Company with the Securities and Exchange Commission on January 18, 2013.
[5]	Incorporated by reference to the Form 8-K, filed by the Company with the Securities and Exchange Commission on January 11, 2013.
[6]	Incorporated by reference to the Form 8-K, filed by the Company with the Securities and Exchange Commission on August 15, 2013.
[7]	Incorporated by reference to the Form 8-K, filed by the Company with the Securities and Exchange Commission on September 20, 2013.
[8]	Incorporated by reference to the Form 8-K, filed by the Company with the Securities and Exchange Commission on January 2, 2014.
[9]	Incorporated by reference to the Form 8-K, filed by the Company with the Securities and Exchange Commission on March 18, 2014.
[10]	Incorporated by reference to the Form S-1/A, filed by the Company with the Securities and Exchange Commission on May 12, 2014.
[11]	Incorporated by reference to the Form 8-K, filed by the Company with the Securities and Exchange Commission on May 14, 2014.
[12]	Incorporated by reference to the Form S-1/A, filed by the Company with the Securities and Exchange Commission on June 1, 2015.
[13]	Incorporated by reference to the Form 8-K, filed by the Company with the Securities and Exchange Commission on September 30, 2015.

Item 17.	Undertakings.

The registrant hereby undertakes:

(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

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(d) That, for the purpose of determining liability under the Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however , that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other that the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit of proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Rochester, State of Michigan on September 30, 2015.

OptimizeRx Corporation

By:	/s/ David Harrell
David Harrell Chief Executive Officer, Principal Executive Officer and Director
September 30, 2015

OptimizeRx Corporation

By:	/s/ Doug Baker
Doug Baker Chief Financial Officer, Principal Financial Officer and Principal Accounting Officer
September 30, 2015

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

By:	/s/ David Harrell
David Harrell
Title:	Chief Executive Officer, Principal Executive Officer and Director
Date:	September 30, 2015

By:	/s/ Lynn O’Connor Vos
Lynn O’Connor Vos
Title:	Director
Date:	September 30, 2015

By:	/s/ Terence J. Hamilton
Terence J. Hamilton
Title:	Vice President, Sales and Director
Date:	September 30, 2015

By:	/s/ Gus D. Halas
Gus D. Halas
Title:	Director
Date:	September 30, 2015

By:	/s/ Jack Pinney
Jack Pinney
Title:	Director
Date:	September 30, 2015

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